UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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The Chefs’ Warehouse, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Chefs’ Warehouse, Inc.
Notice Of Annual Meeting Of Stockholders
To Be Held On May 13, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of The Chefs’ Warehouse, Inc. (the “Company”), which will be held on Friday, May 13, 2016 at 10:00 a.m. We are pleased that the annual meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the annual meeting online, vote your shares electronically and submit your questions during the annual meeting through a virtual web conference at www.virtualshareholdermeeting.com/chef16.

We are holding the Annual Meeting for the following purposes:

1.	To elect John DeBenedetti, Dominick Cerbone, John A. Couri, Joseph Cugine, Steven Goldstone, Alan Guarino, Stephen Hanson, Katherine Oliver, Christopher Pappas, and John Pappas as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016;

3.	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These matters are more fully described in the accompanying proxy statement. We are not aware of any other business to be transacted at the Annual Meeting.

Only stockholders of record on our books at the close of business on Wednesday, March 16, 2016 will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the Annual Meeting at our principal executive offices located at 100 East Ridge Road, Ridgefield, Connecticut 06877. If you would like to view the stockholder list, please call our General Counsel and Corporate Secretary, Alexandros Aldous, at (203) 894-1345 to schedule an appointment. The stockholder list will also be available on the Internet through the virtual web conference during the Annual Meeting.

In accordance with rules approved by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders over the Internet. On or about April 1, 2016, we mailed to all stockholders of record as of the close of business on March 16, 2016 a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended December 25, 2015, and our proxy statement, proxy card and other items of interest to stockholders on the Internet website indicated in our notice, as well as instructions on how to vote. The April 1, 2016 notice also provides instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders.

You may vote your shares at the Annual Meeting via the Internet, by telephone or by completing, dating, signing and promptly returning a proxy card to us in the envelope provided, if you requested and received a paper copy of the proxy card by mail. The proxy materials provide you with details on how to vote by these methods. We encourage you to vote in the method that suits you best so that your shares will be voted at the Annual Meeting.

By Order of the Board of Directors,

Christopher Pappas,
April 1, 2016	Chairman of the Board

PLEASE VOTE. STOCKHOLDERS MAY VOTE VIRTUALLY AT THE ANNUAL MEETING OR BY INTERNET, TELEPHONE OR MAIL. PLEASE REFER TO YOUR PROXY CARD OR THE NOTICE OF PROXY AVAILABILITY DISTRIBUTED TO YOU ON OR ABOUT APRIL 1, 2016 FOR INFORMATION ON HOW TO VOTE BY INTERNET, TELEPHONE OR MAIL.

THE CHEFS’ WAREHOUSE, INC.
100 East Ridge Road
Ridgefield, Connecticut 06877

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2016

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (which we sometimes refer to as the “Board” in this proxy statement) of The Chefs’ Warehouse, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 13, 2016 at 10:00 a.m. eastern daylight time on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/chef16, and any adjournments or postponements of the Annual Meeting. The Board is soliciting proxies for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We will bear the cost of soliciting the proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 13, 2016:

As outlined in the notice we mailed to you on or about April 1, 2016 (the “Notice of Proxy Availability”), the proxy statement, proxy card and Annual Report to Stockholders for the fiscal year ended December 25, 2015 are available on the Internet at www.proxyvote.com.

INFORMATION ABOUT THE MEETING

Record Date and Share Ownership

Only stockholders of record on our books at the close of business on Wednesday, March 16, 2016 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. As of the close of business on the Record Date, we had 26,355,235 shares of common stock outstanding and eligible to vote on each matter brought before the Annual Meeting. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the Annual Meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended December 25, 2015 are being made available to stockholders of record on or about April 1, 2016. We are making these materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you without charge by mail. On or about April 1, 2016, we mailed to all stockholders of record as of the Record Date the Notice of Proxy Availability, which contains instructions on how to access these materials and vote their shares of our common stock.

We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 25, 2015, as filed with the Securities and Exchange Commission (the “SEC”), without exhibits. Please address all such requests to the attention of Alexandros Aldous, General Counsel and Corporate Secretary, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. Exhibits will be provided upon written request to Mr. Aldous and payment of an appropriate processing fee.

Submitting and Revoking Your Proxy

If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

FOR the election of John DeBenedetti, Dominick Cerbone, John A. Couri, Joseph Cugine, Steven Goldstone, Alan Guarino, Stephen Hanson, Katherine Oliver, Christopher Pappas and John Pappas as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified (Proposal 1);

FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for fiscal 2016 (Proposal 2); and

FOR the non-binding, advisory vote on the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3).

If other matters come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the Annual Meeting.

You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting via the Internet while attending the virtual Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to our corporate secretary at 100 East Ridge Road, Ridgefield, Connecticut 06877. Attendance at the Annual Meeting through the Internet will not itself be deemed to revoke your proxy unless you vote via the Internet while attending the Annual Meeting. If you attend the Annual Meeting via the Internet and want to vote via the Internet, you can request that your previously submitted proxy not be used. If your shares are held through a broker, bank or other institution in “street name,” you will need to obtain a proxy form from the institution that holds your shares. Your most current proxy card or telephone or Internet proxy is the one that is counted.

If you hold shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being made available to you by your broker, bank or nominee. You may not vote directly any shares held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or nominee on how to vote your shares. If you do not provide your broker, bank or nominee instructions on how to vote your shares on non-discretionary items, a “broker non-vote” will occur. Proposal 1 (election of ten nominees as directors) and Proposal 3 (non-binding, advisory vote on executive compensation) are non-discretionary items for which your broker, bank or nominee will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of BDO USA, LLP) is a discretionary, routine item, and your broker, bank or nominee may vote your shares in their discretion in the event that they do not receive voting instructions from you. Accordingly, it is possible for there to be broker non-votes for Proposals 1 and 3, but not for Proposal 2. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on Proposals 1 or 3.

In addition to solicitations by mail and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will request brokerage houses, banks and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.

How to Vote

For Proposal 1 (election of ten nominees as directors), you may vote in favor of all nominees to the Board (“FOR ALL”), withhold votes as to all nominees (“WITHHOLD ALL”), or vote in favor of and withhold votes as to specific nominees (“FOR ALL EXCEPT”). A properly executed proxy marked “WITHHOLD ALL” or marked “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For Proposal 2 (ratification of the selection of BDO USA, LLP) and Proposal 3 (non-binding, advisory vote on executive compensation), you may vote “FOR” or “AGAINST” each proposal or “ABSTAIN” from voting on the proposal.

Stockholders of Record: If you are a stockholder of record on the Record Date, there are four ways to vote:

●	by voting at the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/chef16;

●	by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;

●	by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your proxy card; or

●	by voting on the Internet. To vote on the Internet, go to the website address indicated on your Notice of Proxy Availability to complete and electronic proxy card. You will be asked to provide the control number from the Notice of Proxy Availability.

If you plan to vote by telephone or Internet in advance of the Annual Meeting, your vote must be received by 11:59 p.m., eastern daylight time, on May 12, 2016 to be counted. Internet voting during the Annual Meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/chef16.

Street Name Holders: If you hold your shares in street name, the Notice of Proxy Availability was forwarded to you by your brokerage firm, bank or other nominee and you should follow the voting instructions provided by your broker, bank or nominee. You may complete and return a voting instruction card to your broker, bank or nominee. Please check your Notice of Proxy Availability for more information. If you hold your shares in street name and wish to vote at the Annual Meeting, you must have your 12-digit control number from your Notice of Proxy Availability.

We provide Internet proxy voting to allow you to vote your shares online both before and during the Annual Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Quorum

Presence by attendance at the Annual Meeting virtually through the virtual web meeting or by proxy of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the Annual Meeting will be required for a quorum. Shares of common stock present by attendance at the Annual Meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and broker non-votes) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Votes Required

Proposal 1 (election of ten nominees as directors) is an uncontested director election. Our Bylaws require that each nominee be elected by a plurality of votes cast at any meeting for the election of directors at which a quorum is present. Broker non-votes will have no effect on Proposal 1 because they are not considered votes cast.

With respect to Proposal 2 (ratification of the selection of BDO USA, LLP) and Proposal 3 (non-binding, advisory vote on executive compensation), the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposal is necessary for approval. Abstentions will be equivalent to a vote against Proposals 2 and 3. Broker non-votes will have no effect on the results of Proposal 3 because they are not considered votes cast. However, regarding Proposal 2, the ratification of the appointment of our independent registered public accounting firm is considered a “routine” item and brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions before the date of the Annual Meeting.

Attending the Annual Meeting

We will be hosting the 2016 Annual Meeting of Stockholders on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/chef16. A summary of the information you need to attend the Annual Meeting online is provided below:

●	Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/chef16.

●	Webcast starts at 10:00 a.m. eastern daylight time.

●	Please have your 12-digit control number to enter the Annual Meeting.

●	Stockholders may vote and submit questions while attending the Annual Meeting on the Internet.

●	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

●	Questions regarding how to attend and participate via the Internet will be answered by calling 1-800-690-6903 on the day before the Annual Meeting and the day of the Annual Meeting.

●	Webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/chef16 until May 13, 2017.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single Notice of Proxy Availability and, to the extent requested, a single set of these proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement, the 2015 Annual Report or other proxy materials or wish to revoke your decision to household. These options are available to you at any time.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table includes information regarding the amount of our common stock beneficially owned as of March 16, 2016 by (i) each of our directors, (ii) each of our executive officers named in “EXECUTIVE COMPENSATION—2015 Summary Compensation Table,” (iii) all of our directors and current executive officers as a group, and (iv) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Ownership

Directors and Named Executive Officers:
Christopher Pappas(3)	3,263,944	12.4%
John Pappas(4)	2,085,115	7.9%
John DeBenedetti	—	—
Dominick Cerbone	9,005	0.0%
John A. Couri	15,272	0.1%
Joseph Cugine	10696	0.0%
Steven F. Goldstone	—	—
Alan Guarino	14,681	0.1%
Stephen Hanson	50,272	0.2%
Katherine Oliver	1,983
Alexandros Aldous	85,792	0.3%
John D. Austin	147,372	0.6%
Patricia Lecouras	66,823	0.3%
All directors and executive officers, as a group (14 persons)(5)	5,895,778	22.4%
Other Stockholders:
Kayne Anderson Rudnick Investment Management, LLC(6)	3,585,241	13.6%
Wasatch Advisors Inc.(7)	3,615,208	13.6%
Baron Capital Group, Inc. and related persons(8)	2,000,000	7.6%
AllianceBernstein L.P.(10)	1,725,201	6.6%

**	Less than 1%

(1)	The address for each listed director and executive officer is c/o The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. The address of Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067. The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, Utah 84108. The address of Baron Capital Group, Inc. and related persons is 767 Fifth Avenue, 49th Floor, New York, New York 10153. The address of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, New York 10105.
(2)	The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after March 16, 2016 through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.
(3)	Does not include 620,000 shares of our common stock held by an irrevocable trust for the benefit of Christopher Pappas’s children. This trust has an independent trustee and is irrevocable, and pursuant to the terms of the trust agreement no part of the trust estate may ever revert to Mr. C. Pappas, be used for Mr. C. Pappas’s benefit or be distributed in the discharge of Mr. C. Pappas’s legal obligations. Mr. C. Pappas does have the power under the trust agreement acting in a nonfiduciary capacity to acquire any assets of the trust by substituting property of an equivalent value but has no current intention to do so. Mr. C. Pappas disclaims beneficial ownership of the shares of our common stock held in the trust to the extent that he would be deemed to beneficially own such shares.

(4)	Does not include 620,000 shares of our common stock held by irrevocable trusts for the benefit of John Pappas’s children. Each of these trusts has an independent trustee and is irrevocable, and pursuant to the terms of each trust agreement no part of the trust estate may ever revert to Mr. J. Pappas, be used for Mr. J. Pappas’s benefit or be distributed in the discharge of Mr. J. Pappas’s legal obligations. Mr. J. Pappas does have the power under the trust agreements acting in a nonfiduciary capacity to acquire any assets of the trusts by substituting property of an equivalent value but has no current intention to do so. Mr. J. Pappas disclaims beneficial ownership of the shares of our common stock held in the trusts to the extent that he would be deemed to beneficially own such shares.
(5)	This group includes all of our current directors and executive officers.
(6)	Kayne Anderson Rudnick Investment Management, LLC has sole power to vote or to direct the vote of 3,585,241 shares and sole power to dispose or to direct the disposition of 3,574,784 shares. The foregoing information is based solely on a Schedule 13G/A filed by Kayne Anderson Rudnick Investment Management, LLC with the SEC on February 10, 2016.
(7)	Wasatch Advisors, Inc. has sole power to vote or to direct the vote of 3,615,208 shares and sole power to dispose or to direct the disposition of 3,615,208 shares. The foregoing information is based solely on a Schedule 13G/A filed by Wasatch Advisors, Inc. with the SEC on February 16, 2016.
(8)	BAMCO, Inc. and Baron Capital Management, Inc. are subsidiaries of Baron Capital Group, Inc. (“BCG”). Ronald Baron owns a controlling interest in BCG. Baron Small Cap Fund is an advisory client of BAMCO, Inc. BAMCO, Inc., BCG, Baron Small Cap Fund and Ronald Baron have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 2,000,000 shares. The foregoing information is based solely on a Schedule 13G/A filed by BCG, BAMCO, Inc., Baron Capital Management, Inc., Baron Small Cap Fund and Ronald Baron with the SEC on February 16, 2016.
(9)	Arlington Value Capital, LLC has sole power to vote or to direct the vote of 553,929 shares, shared power to vote or to direct the vote of 112,225 shares and sole power to dispose or to direct the disposition of 666,154shares. The foregoing information is based solely on a Schedule 13G filed by Arlington Value Capital, LLC with the SEC on February 16, 2016.
(10)	AllianceBernstein L.P. has sole power to vote or to direct the vote of 1,440,769 shares, sole power to dispose or to direct the disposition of 1,648,802 shares and shared power to dispose or to direct the disposition of 76,699 shares. AllianceBernstein L.P. may be deemed to share beneficial ownership of 76,699 shares with reporting persons of its parent companies, AXA SA and AXA Financial, Inc. The foregoing information is based solely on a Schedule 13G/A filed by AllianceBernstein L.P. with the SEC on February 16, 2016.

CORPORATE GOVERNANCE

Summary

We are committed to maintaining strong corporate governance practices and principles. The Board actively monitors developments relating to the corporate governance of public corporations, and the Board has consulted with our legal counsel and independent registered public accounting firm to evaluate our current corporate governance and other practices in light of these developments. We believe our policies and practices reflect corporate governance best practices and compliance with the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the Listing Rules of the NASDAQ Stock Market (“NASDAQ”). For example:

●	The Board has adopted our Corporate Governance Guidelines, which were most recently revised on February 17, 2016, and which outline the roles and responsibilities of the Board and its committees and establish policies regarding governance matters such as Board meetings and communications, performance evaluations of the Board and our chief executive officer, director stock ownership guidelines, and director orientation and continuing education;

●	A majority of the members of the Board are “independent directors” within the NASDAQ Listing Rules’ definition, and the Board makes an affirmative determination regarding the independence of each director annually;

●	All members of the Board’s standing committees—the Audit Committee, the Compensation and Human Capital Committee (which we refer to in this Proxy Statement as the “Compensation Committee”) and the Nominating and Corporate Governance Committee—are “independent directors” within the NASDAQ Listing Rules’ definition;

●	The independent members of the Board meet regularly without the presence of management;

●	We have designated an independent director to serve as our “Lead Director” to coordinate the activities of the other independent members of the Board;

●	We have a Code of Business Conduct and Ethics that applies to our principal executive officer and all members of our finance department, including our principal financial officer, principal accounting officer and controller;

●	We have an Insider Trading Policy that is applicable to all of our employees and directors and their affiliates which, among other things, prohibits hedging of Company securities by such persons;

●	The charters of the Board’s committees clearly establish their respective roles and responsibilities; and

●	The Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters.

In addition, our Corporate Governance Guidelines limit the directors serving on our Audit Committee from serving on more than three public company audit committees without the Board’s determination that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. Directors must notify the chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another corporate board. Directors are also required to notify the Board when their principal occupation or business association changes, at which point the Board will evaluate the propriety of continued Board service.

We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives. The corporate governance page can be found at www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance.” Copies of our Corporate Governance Guidelines, our Insider Trading Policy and the charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee can be found on the corporate governance page of our website. We have also adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Ethics is publicly available on the corporate governance page of our website (www.chefswarehouse.com) and can be found by clicking on “Investors,” then clicking on “Corporate Governance.” Our Code of Ethics is also available free of charge by writing to The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877, Attn: Investor Relations. If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we intend to make any legally required disclosures regarding such amendments or waivers on the Investor Relations section of our website (www.chefswarehouse.com). Information contained on our website is not incorporated by reference into this proxy statement or considered to be part of this document.

Director Independence

Our Corporate Governance Guidelines require a majority of the members of the Board to be “independent directors” as such term is defined in the NASDAQ Listing Rules. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that seven of its ten members are independent. Our seven independent directors are Dominick Cerbone, John A. Couri, Joseph Cugine, Steven Goldstone, Alan Guarino, Stephen Hanson and Katherine Oliver. Christopher Pappas and John Pappas are our employees; therefore, Messrs. C. Pappas and J. Pappas are not independent directors. In making this independence determination, the Board considered our transactions with a New York City-based multi-concept restaurant operator holding company, of which Mr. Hanson was the president and a 50% owner until December 2013 and the Board determined that Mr. Hanson still qualifies as an “independent director” as such term is defined in the NASDAQ Listing Rules.

Our Corporate Governance Guidelines and the charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee require all members of these committees to be “independent” within the meaning of the SEC’s rules and regulations and the NASDAQ Listing Rules. The charter of the Audit Committee also requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the SEC’s rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

Lead Director

The Board has created the position of Lead Director. Mr. John A. Couri, chairman of the Nominating and Corporate Governance Committee, currently serves as the Lead Director. In accordance with our Corporate Governance Guidelines, the Lead Director must be “independent” within the meaning of the SEC’s rules and regulations and the NASDAQ Listing Rules. The Lead Director is responsible for coordinating the activities of the other independent directors and for performing such other duties and responsibilities as the Board may determine from time to time, including the following:

●	Serving as a liaison between Christopher Pappas, our chief executive officer and chairman of the Board, and the independent directors of the Board;

●	Advising the chairman of the Board as to an appropriate schedule of and agenda for the Board’s meetings and ensuring the Board’s input into the agenda for the Board’s meetings;

●	Advising the chief executive officer as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

●	Assisting the Board, the Nominating and Corporate Governance Committee and our officers in better ensuring compliance with and implementation of our corporate governance principles; and

●	Serving as the chairman for executive sessions of the Board’s independent directors and acting as chairman of the Board’s regular and special meetings when the chairman of the Board is unable to preside.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

The Board recognizes that transactions or relationships with us and our subsidiaries and our directors, director nominees, executive officers and greater than 5% beneficial owners of our common stock, and the immediate family members of each of the foregoing, may involve potential conflicts of interest. As a result, the Board adopted a written Related Party Transaction Policy (the “Policy”) requiring the prior approval of the Audit Committee before a related party may enter into a transaction or relationship in which we or a subsidiary of ours is a participant and the related party would have a direct or indirect interest, unless such transaction involves less than $120,000. Under the Policy, any proposed related party transactions are reviewed at the regularly scheduled meetings of the Audit Committee. Additionally, ongoing relationships are periodically reviewed and assessed to determine whether, based on all relevant facts, information and circumstances (including our and our subsidiaries’ contractual obligations), the related party transaction remains appropriate or should otherwise be modified or terminated. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be able to vote on the approval or ratification of the transaction; however, the director shall provide all material information and may, if so requested by the chairman of the Audit Committee, participate in some or all of the Audit Committee’s discussions concerning the related party transaction. We require that any related party transaction must be on terms no less favorable to us than could be obtained from unaffiliated third parties. As required under SEC regulations, those transactions or series of similar transactions to which we or a subsidiary of ours is or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest is disclosed in this proxy statement if required to so be disclosed by SEC regulations.

Other than the transactions described below and the arrangements described under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis,” since December 27, 2014, there has not been, and there is not currently proposed, any transaction or series of similar transactions required to be disclosed by SEC regulations to which we or any of our subsidiaries were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Transactions with Related Persons

Warehouse and Office Leases

The Company leases two warehouse facilities from related parties. These facilities are owned by entities owned 100% by Christopher Pappas, the Company’s chairman, president and chief executive officer, John Pappas, the Company’s vice chairman and one of its directors, and Dean Facatselis, a former non-employee director of the Company and the brother-in-law of Messrs. Pappas, and are deemed to be affiliates of these individuals. Expense related to the above facilities was $1,406,000 for the fiscal year ended December 25, 2015.

With the acquisition of Del Monte, the Company acquired two warehouse facilities that the Company leases from certain prior owners of Del Monte. Three of the owners are current employees, one of whom, John DeBenedetti, serves on the Company’s board of directors. The first property is located in American Canyon, CA and is owned by TJ Management Co. LLC, an entity owned 50% by John DeBenedetti and 50% by Theresa Lincoln, John DeBenedetti’s sister. The Company paid rent on this facility totaling $156,000 for the year ended December 25, 2015. The second property is located in West Sacramento, CA and is owned by David DeBenedetti and Victoria DeBenedetti, the parents of John DeBenedetti. The Company paid rent on this facility totaling $167,000 for the year ended December 25, 2015. John DeBenedetti, Theresa Lincoln and Victoria DeBenedetti are employees of a subsidiary of the Company.

Employment of Family Members

John Pappas’s brother-in-law, Constantine Papataros, is one of the Company’s employees. The Company paid him approximately $169,000 during fiscal 2015.

The Company paid Theresa Lincoln, John DeBenedetti’s sister, approximately $198,000 in total compensation for fiscal 2015.

The compensation paid to Constantine Papataros and Theresa Lincoln during fiscal 2015 was consistent with that of other employees at the same grade level.

Transactions with Directors or Entities Affiliated with Directors

Each of Christopher Pappas, John Pappas and Dean Facatselis owns 8.33% of a New York City-based restaurant customer of the Company and its subsidiaries that purchased an aggregate of approximately $117,000 of products from the Company during fiscal 2015. Messrs. Pappas and Facatselis have no other interest in the restaurant other than these equal interests and are not involved in the day-to-day operation or management of this restaurant.

An entity owned 50% by John Couri, a director of the Company, and of which Messrs. C. Pappas and S. Hanson (also directors of the Company) previously held ownership interests owns an interest in an aircraft that the Company uses for business purposes in the course of its operations. Mr. Couri paid for his ownership interest in the aircraft himself and bears his share of all operating, personnel and maintenance costs associated with the operation of this aircraft. The Company made payment of $182,000 for the fiscal year ended December 25, 2015 for use of such aircraft. All payments were paid directly to an entity that manages the aircraft in which Mr. Couri has a de minimis indirect ownership interest.

The Company paid $827,000 during fiscal 2015 to a third-party entity for the purchase of furniture and leasehold improvements as well as interior decorating and design services primarily for our Las Vegas, San Francisco and Chicago facilities. This entity is owned by Julie Hardridge, the sister-in-law of Christopher Pappas.

John DeBenedetti and Theresa Lincoln, indirectly through TJ Investments, LLC, own a 16.67% ownership interest in Old World Provisions, which supplies products to the Company following the Del Monte acquisition. During the year ended December 25, 2015 the Company purchased approximately $900,000 of products from Old World Provisions. Neither Mr. J. DeBenedetti nor Ms. Lincoln is involved in the day-to-day management of Old World Provisions.

Board Leadership Structure

The Board currently combines the roles of chairman of the Board and chief executive officer. Our Corporate Governance Guidelines do not require the chairman of the Board to be independent and do not specify whether the positions of chairman of the Board and chief executive officer must be separated. Considering the Company’s successful performance over extended periods under Christopher Pappas’s leadership, the Board believes that the Company benefits from Mr. C. Pappas’s services in both roles. Mr. C. Pappas has served as our chief executive officer since 1985. The Board believes Mr. C. Pappas to be the most qualified to serve as our chairman because he is the director most familiar with the Company’s business and the foodservice distribution industry and as a result is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. The Board believes the combined position of chairman and chief executive officer promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans. In addition, the Board believes that the combined position of chairman and chief executive officer is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

As discussed above, the Board also maintains an independent lead director. John A. Couri currently serves as our independent lead director. We believe it is important to have an independent lead director to establish a system of checks and balances between the independent directors of the Board and Mr. C. Pappas. The lead director provides leadership to the Board to ensure it operates in an independent, cohesive manner. The Board believes that having a lead director vested with key duties and responsibilities (as discussed above) and the Board’s standing committees comprised of and chaired by independent directors (as discussed below) provides a formal structure for strong independent oversight of our management team.

Risk Oversight

The Board has overall responsibility for risk oversight. The Board oversees risk management with a focus on our primary areas of risk: risk related to our business strategy, financial risk, legal/compliance risk and operational risk. Our president and chief executive officer and each of our other executive officers are responsible for managing risk in their respective areas of authority and expertise, identifying key risks to the Board and explaining to the Board how those risks are being addressed.

Certain standing committees of the Board also have responsibility for risk oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to our internal controls over financial reporting. The Compensation Committee addresses risks relating to our executive compensation strategies and is tasked with monitoring our executive compensation program to ensure that it does not encourage our executive officers to take unnecessary and excessive risks. The Board receives regular reports from the chairs of the Audit Committee and Compensation Committee regarding these committees’ risk management efforts and receives reports and other meeting materials provided to each of the committees. In addition, we have established a Disclosure Committee which consists of our executive officers and assists the Board in fulfilling its oversight responsibility with respect to regulatory compliance and receives regular reports from our general counsel and other employees responsible for our regulatory compliance. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks we face.

Compensation Risk

Our Compensation Committee is comprised solely of independent directors and is principally responsible for establishing, overseeing and administering our compensation plans and policies for our executive officers, including our equity incentive plans. Our Compensation Committee is also responsible for overseeing risks related to our compensation programs and practices. Our Compensation Committee has assessed the risk associated with our compensation policies and practices for our employees and determined that the risks associated with such policies and practices are not reasonably likely to have a material adverse effect on us. Our Compensation Committee utilizes compensation practices that it believes discourage our employees from excessive risk-taking that could be reasonably likely to have a materially adverse effect on us, including the following:

●	The base salary component of compensation does not encourage risk-taking because it is a fixed amount.

●	We have a combination of both short-term and long-term elements of executive compensation.

●	The equity awards granted to our employees following our IPO were granted in the form of either time-based vesting restricted stock which vests pro-rata over a period of one to five years or performance-based vesting restricted stock which vests over three to four years if we achieve certain performance targets. The time-based vesting structure disincentivizes short-term risk-taking at the expense of long-term stockholder value and a performance-based award can be earned only upon the achievement of challenging corporate goals selected to motivate executives to achieve our corporate objectives and enhance stockholder value.

●	Our chief executive officer and vice chairman maintain a significant ownership interest in our company, which closely aligns their interests with our stockholders’ interests and dis-incentivizes them from engaging in, or encouraging our other executive officers to engage in, unreasonable or excessive risk-taking.

●	We have instituted a clawback, or recoupment, policy on awards granted under our annual incentive cash compensation program.

●	A majority of the awards to executives under the Company’s annual incentive cash compensation program are based on the achievement of at least two objective performance measures, thus diversifying the risk associated with any single indicator of performance.

●	Assuming achievement of a threshold level of performance, payouts under our annual incentive cash compensation program result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach, which could encourage excessive risk-taking.

●	Our Compensation Committee determines achievement levels under the Company’s annual incentive cash compensation plan after reviewing Company and executive performance.

●	Our Compensation Committee is being advised by an independent compensation consultant who also reviews the results of our annual analysis and assessment of our compensation programs.

Nomination of Directors

The Nominating and Corporate Governance Committee reviews the qualifications of every person recommended as a nominee to the Board to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Corporate Governance Committee has adopted qualitative standards by which it determines if nominees are qualified to serve on the Board. The Nominating and Corporate Governance Committee evaluates recommended nominees in accordance with the following criteria:

●	Personal characteristics. The Nominating and Corporate Governance Committee considers the personal characteristics of each nominee, including the nominee’s integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Nominating and Corporate Governance Committee evaluates whether the nominee’s previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.

●	Core Competencies. The Nominating and Corporate Governance Committee considers whether the nominee’s knowledge and experience would contribute to the Board’s achievement of certain core competencies. The Nominating and Corporate Governance Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, crisis response, industry knowledge, leadership, strategy and vision.

●	Board Independence. The Nominating and Corporate Governance Committee considers whether the nominee would qualify as an “independent director” under the NASDAQ Listing Rules.

●	Director Commitment. The Nominating and Corporate Governance Committee expects that each of our directors will prepare for and actively participate in meetings of the Board and its committees, provide advice and counsel to our management, develop a broad knowledge of our business and industry and, with respect to an incumbent director, maintain the expertise that led the Nominating and Corporate Governance Committee to initially select the director as a nominee. The Nominating and Corporate Governance Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.

●	Additional Considerations. Each nominee also is evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s businesses.

Following this evaluation, the Nominating and Corporate Governance Committee will make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board.

Director Nominees Recommended by Stockholders

The Nominating and Corporate Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including making a determination whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To be considered by the Nominating and Corporate Governance Committee, a stockholder who wishes to recommend a director nominee must deliver or send by first class U.S. mail a written notice addressed to Alexandros Aldous, General Counsel and Corporate Secretary, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. The written notice must be received by our corporate secretary not less than 90 days nor more than 120 days prior to the date of the annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date of the last annual meeting of stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was first made. The notice to our corporate secretary must include the information specified in our bylaws, including the following: (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the class or series and number of our shares which are owned beneficially or of record by each such nominee, (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named as a nominee and to serve as a director if elected), and (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and record address of such stockholder, as it appears on the Company’s books, and of such beneficial owner, if applicable, and of their respective affiliates or associates or others acting in concert therewith, (ii)(A) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner, as applicable, and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard of whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such stockholder, and (I) any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (iii) a description of all arrangements or understandings between such stockholder and/or beneficial owner, if applicable, and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the SEC’s Regulation 14A under the Exchange Act. We may require any proposed nominee to furnish such other information as may be reasonably required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as a member of the Board.

Board Meetings

During the fiscal year ended December 25, 2015, the Board met nine (9) times, six (6) times in person and three (3) times telephonically. Following four of the six in-person meetings of the Board, the independent directors met in executive session without the presence of management. All directors attended at least 75% of the aggregate meetings of the Board and of the committees on which they served in fiscal year 2015. We encourage each member of the Board to attend our annual meetings of stockholders. All of the members of our Board at the time of our 2015 annual meeting of stockholders attended the 2015 annual meeting, either in person or via internet participation.

Committees of the Board of Directors

The Board currently has a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Upon recommendation of the Nominating and Corporate Governance Committee, the full Board appoints members of each of those committees and designates the chairperson of each of those committees.

Compensation Committee. The Compensation Committee evaluates and establishes the compensation of our executive officers. The Compensation Committee also establishes or approves all policies and procedures related to our incentive compensation programs and administers our incentive plans, including our 2011 Omnibus Equity Incentive Plan and annual cash incentive compensation plans. For a description of the role of the Compensation Committee, its consultants and management in setting compensation, please see “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.” The Compensation Committee also approves our compensation discussion and analysis included in our annual proxy statements.

The agenda for meetings of the Compensation Committee is determined by its chairman with the assistance of our chief executive officer, general counsel and chief human resources officer. Compensation Committee meetings are regularly attended by the chief executive officer and chairman of the Board, chief human resources officer and general counsel (except during deliberations and voting regarding such named executive officers’ compensation). At certain meetings during fiscal 2015, the Compensation Committee met in executive session without any member of management present. The chairman of the Compensation Committee reports the Compensation Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s finance, human resources and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

The Compensation Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” and then clicking on “Compensation Committee Charter.” The Compensation Committee held nine (9) meetings during fiscal 2015. The current members of the Compensation Committee are Alan Guarino (chairman), John A. Couri and Joseph Cugine, each of whom is an independent director.

Audit Committee. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices; overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning and to assure our compliance with all applicable laws, regulations and corporate policies; reviewing the performance of our independent registered public accounting firm; and making decisions regarding the appointment or termination of our independent registered public accounting firm and considering and approving any non-audit services proposed to be performed by the independent registered public accounting firm. Among the Audit Committee’s duties are review of the results and scope of the audit and other services provided by our independent registered public accounting firm.

The Audit Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” and then clicking on “Audit Committee Charter.” The Audit Committee held seven (7) meetings during fiscal 2015. The current members of the Audit Committee are Dominick Cerbone (chairman), Joseph Cugine and Stephen Hanson, each of whom is an independent director. The Board has determined that Mr. Cerbone, who is an “independent director” as such term is defined in the NASDAQ Listing Rules, is also an “audit committee financial expert” as defined by the rules and regulations of the SEC. For more information regarding the qualifications and experience of Mr. Cerbone, see “Proposal 1 – Election of Directors – Directors and Nominees for Director – Dominick Cerbone” on page 17 of this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board is responsible for developing, reviewing and recommending to the Board for adoption our Corporate Governance Guidelines; identifying and nominating candidates for election to the Board; assessing and making recommendations to the Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities and reporting obligations of each of the Board’s committees; assisting the Board in conducting performance reviews of the Board and its committees; and formulating and assessing our senior management succession plans with our chief executive officer and chairman of the Board. For additional information regarding the director nomination process undertaken by the Nominating and Corporate Governance Committee, see “CORPORATE GOVERNANCE—Nomination of Directors.”

The Nominating and Corporate Governance Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” and then clicking on “Nominating and Corporate Governance Committee Charter.” The Nominating and Corporate Governance Committee held four (4) meetings during fiscal 2015. The current members of the Nominating and Corporate Governance Committee are John A. Couri (chairman), Alan Guarino and Stephen Hanson, each of whom is an independent director.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Messrs. Guarino, Couri and Cugine. All members of the Compensation Committee are “independent directors” within the meaning of the NASDAQ Listing Rules and no member is an employee or former employee of the Company. During fiscal 2015, no member of the Compensation Committee had any relationship requiring disclosure under the section “CORPORATE GOVERNANCE—Certain Relationships and Related Transactions.” None of our executive officers served during fiscal 2015 as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee. None of our executive officers served during fiscal 2015 as a director of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee.

Communication with the Board of Directors

Our stockholders may communicate directly with the Board. All communications should be in written form and directed to Alexandros Aldous, General Counsel and Corporate Secretary, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for the Board. Each communication intended for the Board and received by the corporate secretary that is related to our operations and is relevant to a specific director’s service on the Board will, following its clearance through normal review and appropriate security procedures, be forwarded to our independent lead director for review and approval and then, upon approval, to the specified party.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

Currently, the Board is comprised of ten directors, all of whom are elected annually. The term of each current director will expire at the Annual Meeting. Each of our current directors has been nominated to stand for re-election as a director at the Annual Meeting to hold office until the next annual meeting of stockholders to be held in 2016 and until his successor is elected and qualified. Each nominee has indicated his willingness to serve, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.

We have described below information concerning the business experience and qualifications of each of our incumbent directors.

The Board unanimously recommends that stockholders vote “FOR” each of the director nominees. Proxies received by the Board will be voted “FOR” each of the nominees unless a contrary choice is specified in the proxy.

The following is certain information regarding each of the director nominees:

Christopher Pappas, age 56, is our founder and has served as our chief executive officer since 1985 and has been a director on our board and our board chairman since our IPO, and he also served as a director and the chairman of the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. He has been our president since April 11, 2009 and before that was our president from our formation to January 1, 2007. Prior to founding our company, Mr. C. Pappas played basketball professionally in Europe for several years following his graduation from Adelphi University in 1981 with a Bachelor of Arts degree in Business Administration. Mr. C. Pappas currently oversees all of our business activities, with a focus on product procurement, sales, marketing, strategy development, business development and operations. Mr. C. Pappas’s qualifications to serve on the Board include his extensive knowledge of our company and the specialty food products distribution business and his years of leadership at the Company.

John Pappas, age 52, is a founder of our company and currently serves as our vice chairman, a position he has held since March 1, 2011. From our founding in 1985 to March 1, 2011, he served as our chief operating officer. Mr. J. Pappas has been a director on our board since our IPO, and he also served as a director on the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. He has over 25 years of experience in logistics, facility management and global procurement and oversees our network of distribution centers in North America. Mr. J. Pappas is also active in the development of our corporate strategy. Mr. J. Pappas’s qualifications to serve on the Board include his extensive knowledge of our company and the specialty food products distribution industry and his years of leadership at the Company.

John DeBenedetti, age 42, currently serves as our Executive Vice President of Protein, a position he has held since our acquisition of Del Monte on April 6, 2015, and he has served as a director on our Board of Directors since May 15, 2015. From 1998 to April 6, 2015, Mr. DeBenedetti served as President and CEO of Del Monte Meat Co. and Ports Seafood. Throughout his career, Mr. DeBenedetti has been extremely active in the foodservice industry, including serving for two consecutive appointments as Chairman and President of the North American Meat Processors Association (North American Meat Institute), and on various committees, while serving as Chairman of the meat industry’s Meat Buyer’s Guide. Mr. DeBenedetti earned a Bachelor’s of Science degree from the University of Southern California in Entrepreneurial Studies in 1995. Mr. DeBenedetti’s qualifications to serve on the Board include his more than 20 years of experience in the protein processing and distribution industry, as well as his leadership experience with Del Monte Meat Co. and Ports Seafood.

Dominick Cerbone, age 71, has been a director on our board since May 24, 2012. Mr. Cerbone brings over 40 years of financial and accounting experience, which have all been spent at Ernst & Young. Most recently, he was a senior partner and consultant of the national office of Ernst & Young from 2006 to 2008. Prior to that position, Mr. Cerbone was a senior partner of transaction advisory services for Ernst & Young from 1990 to 2005, where he was responsible for structuring, negotiating, facilitating and integrating business transactions involving global public and private entities in numerous diversified industries. Other positions held at Ernst & Young include cross-border market leader of the transaction advisory services department, a partner of the audit practice and managing partner of the Stamford, CT office. Mr. Cerbone is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants. Mr. Cerbone holds a Bachelor of Business Administration degree, with a major in Accounting, from Iona College. Mr. Cerbone’s qualifications to serve on our board include his extensive background and experience in accounting. Furthermore, he qualifies as our “audit committee financial expert,” as such term is defined in the rules and regulations of the SEC.

John A. Couri, age 74, has been a director on our board since our IPO, and he also served as a director on the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. Mr. Couri is the president of Couri Foundation, Inc., which was founded in 1988 to operate youth programs for underprivileged children; the president of the Hammond Street Senior Center Foundation, Inc., which operates a senior center in Bangor, Maine; and the president of Founders Hall Foundation, Inc., which is a donor-supported education and recreation center for senior citizens in the Ridgefield, Connecticut area. In 1983, Mr. Couri co-founded Duty Free International (DFI), a New York Stock Exchange-listed public company, now Duty Free Americas, and served as president and chief executive officer of that company until it was sold to BAA in 1997. Mr. Couri served as a member of the Listed Company Advisory Board of the New York Stock Exchange from January 1993 to December 1995 and served as chairman of the Board of Trustees of Syracuse University from May 2004 to May 2008. Mr. Couri holds a Bachelor of Arts degree in Economics, with a minor in Business, from Syracuse University and received an honorary doctorate degree from Syracuse University in 2008. Mr. Couri’s qualifications to serve on the Board include his experiences as having been a founder, president and chief executive officer of a publicly-traded company, his expertise involving listed companies and his understanding of corporate finance matters.

Joseph Cugine, age 55, has been a director on our board since September 7, 2012. He is currently the president of BarFresh Food Group, Inc., a publicly-traded manufacturer of pre-packaged all natural blended beverages; the owner of Cugine Foods, which owns restaurant franchises in New York; and co-founder and partner of a multi-unit restaurant and real estate holding company in New Jersey. Previously, Mr. Cugine was the president and co-owner of Argo Tea, a retail and wholesale tea company based in Chicago, from 2011-2014 and, prior to that, was chief customer officer and senior vice president of PepsiCo Foodservice division from 2004-2010. Prior to that role he held a series of general manager and sales leadership roles throughout PepsiCo and Procter & Gamble. Mr. Cugine serves as a member of the board of directors of BarFresh, R4 Technology and the Ridgefield Playhouse in Ridgefield, Connecticut. Mr. Cugine’s qualifications to serve on the Board include his more than 25 years of experience in the food distribution industry, as well as his general business and investing background.

Steven F. Goldstone, age 69, has been a director on our board since March 7, 2016. Mr. Goldstone is non-executive chairman of ConAgra Foods, Inc. one of the largest manufacturers of packaged food products in the US, as well as Greenhill & Co. He has been a director of two other New York Stock Exchange firms, American Standard Companies and Merck & Company, Inc. From 1995 to 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. one of the world’s largest consumer product companies. Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner in the New York City law firm of Davis Polk & Wardwell. As a Davis Polk partner from 1978 to 1995, Mr. Goldstone advised corporate clients on many of the largest national and international mergers and acquisitions transactions and securities matters of the day. Mr. Goldstone currently manages Silver Spring Group, a private investment firm. Mr. Goldstone is a graduate of the University of Pennsylvania, and attended New York University School of Law. Mr. Goldstone’s qualifications to serve on the Board include his more than 30 years of experience in leadership positions, his knowledge of the food industry, and his corporate governance expertise.

Alan Guarino, age 56, has been a director on our board since November 7, 2012. Mr. Guarino brings over 24 years of global recruiting and talent management experience to our board. Currently, Mr. Guarino is the vice chairman of Global Financial Markets at Korn Ferry International after having served as the global sector leader of FinTech, Electronic Trading, and Transaction Services at Korn Ferry International from 2007 until April 2012. He also serves as a senior partner in the Board Services and CEO practice of Korn Ferry International. In 1993, Mr. Guarino launched the start-up company Cornell International that grew into a top ranked firm engaged in retained executive search and strategic human resource consulting on Wall Street and was sold to Adecco in March of 2007. Prior to that role, he served as chief operating officer of Career Directions, a regional staffing firm; as a department head in Global Securities Processing at The Bank of New York; and as a captain in the U.S. Army. From October 2014 through September 23 2015, Mr. Guarino served on the board of directors of Liquid Holdings Group, Inc., a publicly-traded company which provides proprietary cloud-based trading and portfolio management solutions. During his term, Mr. Guarino also served as a member of that company’s compensation committee. Mr. Guarino’s qualifications to serve on the Board include his extensive knowledge of human resources, compensation matters and organizational development.

Stephen Hanson, age 66, has been a director on our board since July 27, 2011. He was the founder of B.R. Guest Restaurants, a New York multi-concept operator that began with one restaurant in 1987 and has since expanded to over 20 properties in New York City, Las Vegas and Florida. Mr. Hanson was also the president of B.R. Guest Restaurants until his retirement in December 2013. Mr. Hanson is a member of the Department of Consumer Affairs’ Consumers Council for New York City, a position he has held since January 2011. He also sits on the boards of directors for Publicolor, a not-for-profit organization that uses color, collaboration, design and the painting process to empower students to transform themselves, their schools and their communities, and City Harvest, a not-for-profit organization dedicated to ending hunger in New York City. Mr. Hanson earned a business degree from New York University’s Stern School of Business in 1976. Mr. Hanson’s qualifications to serve on the Board include his more than twenty years of experience in the restaurant industry, as well as his general business and investing background.

Katherine Oliver, age 53, has been a director on our board since November 3, 2015. Ms. Oliver brings over 25 years of media and entertainment experience to her appointment. She is known for her innovative branding strategies, business development expertise, creativity, and an unparalleled understanding and commitment to customer service. Ms. Oliver is a founding Principal at the global philanthropic consulting firm Bloomberg Associates, which was established by former New York City Mayor Michael Bloomberg to help improve the lives of citizens in cities around the world. Ms. Oliver oversees the media and technology portfolio, advising mayors and international civic leaders on economic development and public communications strategies and helping them harness the power of media and technology to improve government services. Ms. Oliver also advises a diverse range of corporate, cultural and non-profit organizations, including Bloomberg L.P., on cutting-edge content creation and marketing strategies. From 2002 to 2013, Ms. Oliver served under Mayor Bloomberg as New York City’s Commissioner of Media & Entertainment Media & Entertainment. During her tenure, New York’s media and entertainment industry saw its strongest growth in history, supporting 130,000 jobs and generating direct spending of $7.1 billion annually. Prior to her appointment as Commissioner, Ms. Oliver was the General Manager of Bloomberg Radio & Television.

Vote Required

The affirmative vote of a plurality of the shares of our common stock represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 1 is required to approve the election of each of the nominees for election as a director. All nominees for election as directors at the Annual Meeting currently serve on the Board. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR the election of Dominick Cerbone, John A. Couri, Joseph Cugine, John DeBenedetti, Steven Goldstone, Alan Guarino, Stephen Hanson, Katherine Oliver, Christopher Pappas, and John Pappas as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. Broker non-votes will have no effect on Proposal 1 because they are not considered votes cast.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

 Overview

This compensation discussion and analysis discusses the objectives and elements of our compensation programs and the compensation awarded to our named executive officers in the 2015 fiscal year. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow this compensation discussion and analysis. For fiscal 2015, the following individuals were our named executive officers:

●	Christopher Pappas, our chairman, president and chief executive officer;

●	John Pappas, our vice chairman;

●	John Austin, our chief financial officer;

●	Alexandros Aldous, our general counsel and corporate secretary; and

●	Patricia Lecouras, our chief human resources officer.

Overview of Compensation Process

The Compensation Committee of our board of directors consists solely of directors who are “independent” under the rules and regulations of the SEC and NASDAQ. The Compensation Committee has overall responsibility for the compensation program for our executive officers, including our named executive officers. For fiscal 2015, the Compensation Committee engaged a compensation consultant, Hay Group, to help it in establishing executive officer and director compensation for fiscal 2015. A representative of Hay Group attended Compensation Committee meetings when requested, reviewed compensation data with the Compensation Committee, and participated in general discussions regarding executive compensation issues. The Compensation Committee authorized Hay Group to interact with management on behalf of the Compensation Committee as needed in connection with advising the Compensation Committee. While the Compensation Committee considered input from Hay Group, the Compensation Committee’s decisions ultimately reflect many factors and considerations.

Prior to the start of and during fiscal 2015, the Compensation Committee reviewed the independence of Hay Group pursuant to SEC rules and the NASDAQ Listing Rules and concluded that Hay Group was independent and that its work for the Compensation Committee did not raise any conflict of interest. During calendar 2015, Hay Group was acquired by Korn Ferry. Alan Guarino, one of our directors and the chair of our Compensation Committee, is the vice chairman of Global Financial Markets at Korn Ferry International. In view of Hay Group’s acquisition by Korn Ferry, the Compensation Committee determined that it would no longer be appropriate for Hay Group to act as the consultant to the Compensation Committee and, effective December 1, 2015, the Committee engaged Frederic W. Cook & Co. as its new compensation consultant.

The Compensation Committee typically meets during the first quarter of a fiscal year to set compensation for that fiscal year. For fiscal 2015, Hay Group and management played integral roles in the compensation-setting process. The Compensation Committee actively worked with Hay Group to formulate compensation decisions for our chief executive officer. Management, with input from Hay Group, made recommendations to the Compensation Committee for the rest of the executive officers. Management’s and Hay Group’s recommendations were accompanied by competitive market data from the peer groups established by the Compensation Committee based on recommendations from Hay Group. This peer group analysis is discussed in further detail in the subsection “—Competitive Marketplace Assessment”.

In setting fiscal 2015 compensation for our named executive officers, the Compensation Committee, following discussions with management and Hay Group, considered the compensation practices of the companies within our peer groups, our operating performance in fiscal 2014 and each named executive officer’s performance of his or her duties in fiscal 2014. Our chief executive officer was not present when the Compensation Committee deliberated or voted on his fiscal 2015 compensation package.

2015 Non-Binding, Advisory Say-on-Pay Proposal

In May 2015, our shareholders approved a non-binding, advisory say-on-pay proposal at our 2015 annual meeting with over 99% of the shares represented at the meeting and entitled to vote on the proposal voting FOR the proposal. The Compensation Committee reviewed the results of the shareholder vote and took the high percentage of votes cast in favor of the proposal as an indication that our shareholders supported the pay-for-performance approach that we had adopted. The Compensation Committee will continue to monitor our current compensation structure and consider the results of future non-binding, advisory say-on-pay votes of our shareholders when establishing our pay programs in the future.

Compensation Philosophy and Objectives

The principal objectives of our executive compensation program are to attract, motivate and retain highly-qualified executives by providing total compensation for each position that the Compensation Committee believes is competitive within our business sector and compared to the companies within our peer groups. We also seek to provide appropriate incentives for our named executive officers to achieve performance metrics related to our company-wide performance and, in most instances, the individual’s performance goals. Finally, through the issuance of equity-based incentives, we seek to align the interests of our key employees who do not already own significant stakes in our Company with our shareholders and to reward performance that enhances our long-term value.

Our Compensation Committee has strived to implement a compensation program that enables us to attract and retain high-quality leadership and to ensure that our named executive officers are compensated in a manner consistent with shareholder interests, the policies adopted by the Compensation Committee, internal equity considerations, competitive practice and the requirements of appropriate regulatory bodies. In determining the relevant amounts of each of these components, our Compensation Committee has adopted a compensation program that consists of a mix of compensation that it believes:

●	aligns interests of all eligible employees with our business plans through the use of company-wide performance metrics based on those plans and retention programs to retain employees key to their implementation;

●	incentivizes achievement of annual financial, functional, and individual objectives; and

●	creates a fair and measureable compensation model for rewarding performance and attracting and retaining key members of management

 Competitive Marketplace Assessment

Although the Compensation Committee does not engage in benchmarking, the Compensation Committee, with the assistance of management and Hay Group, does compare our performance and compensation against a group of companies identified by Hay Group. Market data from our primary peer group was taken into consideration in setting the fiscal 2015 compensation of each of our named executive officers. The primary peer group was also referenced in our review of program designs, including an assessment of pay vehicles and performance metrics. In assisting the Compensation Committee in determining a primary peer group for fiscal 2015, Hay Group considered the following factors:

●	Company Type – The companies in the primary peer group are all publicly traded on a U.S. exchange.

●	Size – Annual revenues of the companies in the primary peer group range from approximately $500 million to approximately $2.7 billion (based on most recent fiscal year end at the time the composition of the peer group was reviewed). This size range reflected our near-term aggressive growth plans and our need to recruit executive talent with larger company experience to aid us as we seek to achieve such growth. Our revenues for the relevant period were in approximately the 63rd percentile relevant to the the primary peer group.

●	Business – The companies in the primary peer group represent multiple industry segments, including packaged foods, non-food related specialty and online retailers, other non-food related wholesalers and distributors and trucking and warehousing. The foodservice distribution industry is a highly fragmented industry with several very large national players and numerous small, privately-held local players; accordingly, it was necessary to select our primary peer group from various industry segments.

●	ISS Selection – For our primary peer group, we also considered companies listed in our ISS-selected peer group.

Reflecting the factors outlined above, our primary peer group for fiscal 2015 consisted of the following companies:

Cal-Maine Foods, Inc.	The Hain Celestial Group, Inc.	SunOpta Inc.
Myers Industries, Inc.	J&J Snack Foods Corp.	AMCON Distributing Company
John B. Sanfilippo & Son, Inc.	1-800-FLOWERS.COM, Inc.	DXP Enterprises, Inc.
Calavo Growers, Inc.	Celadon Group, Inc.	B&G Foods, Inc.
Voxx International Corporation	Farmer Bros. Co.	Boulder Brands, Inc.
Pool Corporation	Quality Distribution, Inc.	Tootsie Roll Industries, Inc.

The Compensation Committee did not make any changes in our primary peer group from fiscal 2014 to fiscal 2015. For fiscal 2016, Quality Distribution, Inc., which was acquired during calendar year 2015, has been replaced by Lancaster Colony Corp.

In setting the fiscal 2015 compensation for all of our named executive officers, the Compensation Committee, with the assistance of the Hay Group, also established a secondary peer group, which consisted of large foodservice distribution companies, to test compensation design and performance metrics; however, due to the size of these companies, they were not appropriate to reference in determining fiscal 2015 pay levels of our named executive officers. Our secondary peer group for fiscal 2015 was unchanged from our secondary peer group for fiscal 2014. Our secondary peer group consisted of the following companies:

Sysco Corporation	Core-Mark Holding Company, Inc.	SpartanNash Company	United Natural Foods, Inc.

Finally, in setting the fiscal 2015 compensation for our chief financial officer, our general counsel and our chief human resources officer, Hay Group referenced Hay Group’s 2014 General Market U.S. National Executive Compensation Report to determine market levels of compensation. These positions were evaluated using job points obtained from Hay Group’s job evaluation methodology, which focuses not on job title or personal attributes, but rather on know-how, problem solving and accountability.

We do not benchmark compensation in the traditional manner, as we do not directly tie individual components of compensation to particular benchmarks. In general, the Compensation Committee references the 25th and 75th percentiles and the median of the competitive compensation marketplace, as well as data regarding compensation design and performance metrics. Market data, however, is only one factor among many considered by the Compensation Committee when making determinations regarding executive compensation. Other factors considered include individual performance, scope of responsibilities, tenure, criticality of the position, retention concerns and the need to recruit new officers.

Components of Fiscal 2015 Compensation for Our Named Executive Officers

Taking into account the above-described objectives and our peer group comparisons, when setting fiscal 2015 compensation the Compensation Committee focused on designing a compensation package for our named executive officers that consisted of base salaries, performance-based annual cash incentive awards and long-term equity awards.

Base salary provides a competitive rate of fixed pay and reflects different levels of responsibility within the Company, the skills and experience required for the job, individual performance and labor market conditions.

Performance-based, annual cash incentive awards are designed to reward the annual achievement of financial, strategic and, in some cases, individual objectives.

Long-term equity-based awards are another compensation component that the Compensation Committee uses strategically. In 2012 and 2013 the Compensation Committee granted to our then named executive officers other than Christopher Pappas equity-based awards consisting of a mix of time-based vesting and performance based-vesting restricted stock awards. Long-term, equity-based awards like those made in 2012 and 2013 are intended to align the interests of executives with those of shareholders, instill an ownership culture, enhance the personal stake of executive officers in the growth and success of the Company and provide an incentive for continued service at the Company. Although the awards made in 2013 were larger than historical awards and were initially intended to cover the recipients for at least three years, in fiscal 2014, the Compensation Committee, in consultation with the Hay Group and the Company’s management, reevaluated the fiscal 2013 equity grants and determined that the likelihood of the Company attaining the performance metrics required for the performance-based vesting restricted stock awards to vest was not probable. To ensure that our executives are incentivized to achieve or exceed financial and other performance targets that our Board believes will contribute to increased shareholder value, and after evaluating peer group data and survey information, in the first quarter of fiscal 2015 the Compensation Committee made additional grants of time-based vesting restricted stock awards and performance-based vesting restricted stock awards to each of our named executive officers other than Mr. C. Pappas and Mr. J. Pappas.

The Compensation Committee also from time to time authorizes off-cycle awards that recognize and reward special contributions made to the success of our company. During fiscal 2015, the Compensation Committee authorized special transaction bonuses to our named executive officers in recognition of their efforts in connection with the acquisition of substantially all the equity interests of Del Monte Capitol Meat Co. and substantially all the assets of certain of its affiliated companies (collectively, “Del Monte”). In addition, in August 2015, the Compensation Committee awarded Alexandros Aldous, our general counsel and corporate secretary, a one-time grant of restricted stock valued at $1,000,000 in recognition of his long and exemplary service to the Company and after review of compensation data for comparable positions at other companies.

Each of the components of our compensation program is discussed in greater detail below.

Base Salary.

We provide our named executive officers with a base salary to compensate them for performing their daily responsibilities during the year. We believe that base salaries must be competitive based upon the named executive officer’s scope of responsibilities and what we believe to be market rates of compensation for executives performing similar functions for comparable companies within our peer groups. We also periodically review the performance of our named executive officers and, in some instances, award merit-based base salary increases as a result of these reviews. For fiscal 2015, the base salaries of our chief executive officer and vice chairman were set by the Compensation Committee, following discussions with the Compensation Committee, our chief financial officer, our chief human resources officer and Hay Group. The fiscal 2015 base salaries for our named executive officers other than our chief executive officer and vice chairman were established by the Compensation Committee, following discussions with our chief executive officer, our chief financial officer, our chief human resources officer and Hay Group. Notwithstanding our chief executive officer’s strong performance, his base salary was unchanged in fiscal 2015 from fiscal 2014, and the Compensation Committee decided instead to concentrate Mr. Pappas’ incentives on variable awards related to performance. The fiscal 2015 base salaries for our named executive officers other than our chief executive officer were principally based on the Compensation Committee’s and management’s assessment of our operating performance in fiscal 2014 and the individual named executive officer’s performance of his or her duties, as well as our understanding of compensation of executive officers in comparable positions within our peer groups. Taking all of these factors into account, the Compensation Committee approved the following base salaries for our named executive officers for the 2015 fiscal year:

Name	2015 Base Salary	Increase from 2014
Christopher Pappas	$750,000	0%
John Pappas	$350,000	40%
John Austin	$350,000	13%
Alexandros Aldous	$300,000	24%
Patricia Lecouras	$250,000	3%

Performance-Based, Annual Cash Incentive Compensation.

Overview

To closely align our named executive officers’ compensation to our goals, we believe that a significant portion of a named executive officer’s compensation should be performance-based. Accordingly, we have utilized, and continue to utilize, an annual cash incentive compensation program that provides our named executive officers with the opportunity to earn substantial cash incentive compensation for the achievement of annual goals related to our performance and, in some cases, the named executive officer’s individual performance.

Each of our named executive officers was eligible to receive performance-based cash incentive payments in the first quarter of 2016 under our 2015 Cash Incentive Plan (the “2015 Plan”) upon (i) the Company’s achievement of performance targets related to our fiscal 2015 revenue (excluding revenue from 2015 acquisitions other than Del Monte) and adjusted EBITDA (“AEBITDA”), each of which were to be weighted equally, and (ii) for each named executive officer other than Messrs. C. Pappas and J. Pappas, the individual’s achievement of certain individual performance goals, provided that no individual was to receive payment for individual performance goals unless we achieved both the threshold revenue goal and the threshold AEBITDA goal. The Committee selected revenues and AEBITDA as performance metrics because they measure top- and bottom-line growth, which the Committee views as being key drivers of long-term growth in shareholder value. Fiscal 2015, AEBITDA was determined as EBITDA adjusted for fiscal 2015 acquisitions and other exclusions and adjustments specifically identified in the 2015 Plan. In choosing performance metrics for the 2015 Plan, the Compensation Committee considered the annual incentive plan designs of members of our peer groups, as well as our specific corporate goals and budgetary considerations. The target awards under the 2015 Plan, expressed as a percentage of annual base salary, for each of Messrs. C. Pappas, J. Pappas, Austin and Aldous and Ms. Lecouras were as set forth below:

Name	Total Target Award as a Percentage of Annual Base Salary	% of Award Based on Corporate Goals (1)	% of Award Based on Individual Performance Goals
Christopher Pappas	100%	100%	0%
John Pappas	100%	100%	0%
John Austin	75%	75%	25%
Alexandros Aldous	50%	50%	50%
Patricia Lecouras	50%	50%	50%

(1)	The portion of each individual’s award related to corporate goals is based 50% on our fiscal 2015 revenue and 50% on our fiscal 2015 AEBITDA.

The maximum possible payout under the 2015 Plan for our named executive officers was 200% of the target. Any payout exceeding 100% of a named executive officer’s target would be paid in restricted stock that vests on the first anniversary of the date of grant.

In setting the corporate performance targets under the 2015 Plan, the Compensation Committee considered historic levels of our performance for revenue and AEBITDA, taking into consideration our acquisitions in fiscal 2014, and based the corporate performance targets on results that were improvements over the prior year’s results. Furthermore, the Compensation Committee set the corporate performance targets at levels that required successful implementation of corporate operating objectives for meaningful payouts to occur. The Compensation Committee believed that the targets related to threshold performance were highly achievable in light of budgeted expectations, but the payouts for maximum performance required significant improvement over the prior year’s comparable performance.

For all of our named executive officers, payouts under the 2015 Plan related to AEBITDA were tiered as follows:

●	A maximum payout equal to 100% of that portion of the officer’s target award based on corporate goals would be made for AEBIDTA of $73.5 million or more;

●	A payout equal to 50% of that portion of the officer’s target award based on corporate goals would be made for AEBIDTA of $70 million;

●	No payout for AEBITDA of $66.5 million or less; and

●	The payout percentage for AEBITDA between the amounts indicated above would be interpolated on a straight-line basis.

The targets and possible payouts under the 2015 Plan related to AEBITDA for each of our named executive officers is set forth in the table below:

AEBITDA Target ($)	C. Pappas	J. Pappas	J. Austin	A. Aldous	P. Lecouras
$73.5 million or greater	$750,000	$350,000	$262,500	$150,000	$125,000
$70 million	$375,000	$175,000	$131,250	$75,000	$62,500
$66.5 million or below	$0	$0	$0	$0	$0

For all of our named executive officers, payouts under the 2015 Plan related to revenue were tiered as follows:

●	A maximum payout equal to 100% of that portion of the officer’s target award based on corporate goals would be made for revenue of $1,050 million or more;

●	A payout equal to 50% of that portion of the officer’s target award based on corporate goals would be made for revenue of $1,000 million;

●	No payout for revenue of $950 million or less; and

●	The pay payout percentage for revenue between the amounts indicated above would be interpolated on a straight-line basis.

The targets and possible payouts under the 2015 Plan related to revenue for each of our named executive officers is set forth in the table below:

Revenue Target ($)	C. Pappas	J. Pappas	J. Austin	A. Aldous	P. Lecouras
$1,050 or greater	$750,000	$350,000	$262,500	$150,000	$125,000
$1,000 million	$375,000	$175,000	$131,250	$75,000	$62,500
$950 million or below	$0	$0	$0	$0	$0

Christopher Pappas and John Pappas

For both Mr. C. Pappas and Mr. J. Pappas, the total target award under the 2015 Plan was 100% of his annual base salary. For both executives, the entire possible award under the 2015 Plan was based on our achievement of certain levels of AEBITDA and revenue.

John Austin, Alexandros Aldous and Patricia Lecouras

Mr. Austin’s total target award under the 2015 Plan was 75% of his annual base salary, while the total target award for each of Mr. Aldous and Ms. Lecouras was 50% of the executive’s base salary. For all three executives, 75% of the possible award was based on our achievement of certain levels of AEBITDA and revenue and 25% of the possible award was based on achievement, as determined by the Compensation Committee following discussions with management, of certain individual goals established for the individual executive.

For Mr. Austin, the individual goals included goals related to upgrading and restructuring our finance staff to include a succession plan for all key positions, streamlining our financial closing process and developing an internal reporting process that adequately supports the growth of our business, and successfully closing the acquisition of Del Monte and ensuring compliance with requirements of the Sarbanes-Oxley Act by year-end. The individual goals for Mr. Aldous included goals related to maintaining internal legal spending at or below the average of similar sized public companies with an emphasis on growth through M&A transactions, determining legal strategy and bearing legal responsibility for our legal affairs, and delivering legal compliance training to our employees. For Ms. Lecouras, the individual goals related to attracting, hiring and retaining talent for key leadership positions, implementing a Human Capital Management system with a third-party vendor, onboarding and assimilating new hires through acquisitions and maintaining HR compliance across our company.

In order for Mr. Austin, Mr. Aldous and Ms. Lecouras to earn any annual incentive payout tied to individual performance goals, we had to achieve at least the threshold level of both revenue and AEBITDA.

Fiscal 2015 Results and Payouts

No award distributions were to be made under the 2015 Plan unless we achieved either AEBITDA of above $66.5 million or revenue of above $950 million for fiscal 2015, excluding, in the case of revenue, businesses we acquired in fiscal 2015 other than Del Monte.

●	Our AEBITDA for fiscal 2015 of $64.64 million was less than the threshold level of AEBITDA required for payouts under the 2015 Plan to our named executive officers. Accordingly, we made no payments to them on account of our AEBITDA.

●	Our fiscal 2015 revenue (excluding revenue from businesses acquired in fiscal 2015 other than Del Monte) was $1,059 million, which was higher than the threshold level of revenue required for payouts under the 2015 Plan. Each of our named executive officers received an award distribution under the 2015 Plan based upon our achievement of revenues above the threshold level.

●	For each of Mr. Austin, Mr. Aldous and Ms. Lecouras, a portion of the executive’s target bonus was based on the achievement of specified individual performance goals, as specified above. Because, under the 2015 Plan, payment of the component of the target bonus based on individual performance goals was conditioned upon our achieving threshold levels of both AEBITDA and revenues, no payments were made to Mr. Austin, Mr. Aldous or Ms. Lecouras on account of their individual performance targets.

After reviewing the payments resulting from the 2015 Plan, the Compensation Committee determined to pay supplemental discretionary bonuses for fiscal 2015 to Mr. Austin, Mr. Aldous and Ms. Lecouras. These discretionary bonuses reflect the Compensation Committee’s judgment that the formulaic payouts under the 2015 Plan did not fully reflect the contributions of these named executive officers to our company’s business and financial achievements during fiscal 2015, and that a supplemental award would support performance motivation and retention objectives. In addition, at the request of Mr. C. Pappas, the Committee agreed to lower his formulaic payout under the 2015 Plan by $9,750 to facilitate discretionary bonus payments to certain team members other than our named executive officers. The target award under the 2015 Plan for each of our named executive officers, the amount actually paid to each officer under the 2015 Plan, the discretionary supplemental bonuses awarded to Mr. Austin, Mr. Aldous and Ms. Lecouras and the aggregate cash incentive award for fiscal 2015 for each of our named executive officers are set forth in the following table:

Name	Target Award	Formulaic Amount under 2015 Plan	Discretionary Award	Total Award for Fiscal 2015
Christopher Pappas	$750,000	$375,000	$(9,750)	$365,250
John Pappas	$350,000	$175,000	$0	$175,000
John Austin	$262,500	$98,438	$50,000	$148,438
Alexandros Aldous	$150,000	$37,500	$57,500	$95,000
Patricia Lecouras	$125,000	$31,250	$31,250	$62,500

Transaction Bonus

On April 6, 2015, we successfully completed the acquisition of Del Monte. Upon closing of the transaction, the Compensation Committee awarded special transaction bonuses to our named executive officers in recognition of their efforts in connection with the acquisition. The special transaction bonuses were paid in cash or common stock as follows: Mr. C. Pappas -- $1,000,000 (cash); Mr. J. Pappas -- $350,000 (cash); Mr. Austin -- $500,000 (common stock); Mr. Aldous -- $500,000 (common stock); Ms. Lecouras -- $100,000 (common stock). With respect to the common stock awards for Messrs. Austin and Aldous, though fully vested, one-half of the shares are generally subject to transfer restrictions until the second anniversary of the closing of the acquisition, and the remaining one-half of the shares will be subject to transfer restrictions until the fourth anniversary of the closing of the acquisition, in each case, net of shares withheld for taxes.

Long-Term Equity Compensation.

The Company’s Compensation Committee, in consultation with the Hay Group and the Company’s management, granted time-based restricted stock awards and performance-based restricted stock awards to each of our named executive officers (other than Messrs. C. Pappas and J. Pappas, who were not granted any equity awards in light of their significant holdings of the Company’s common stock) in 2013 and 2012. The Compensation Committee believed the 2013 awards sufficiently balanced the need for retention and motivation of our executives with the need to provide a shareholder-aligned performance-based long-term incentive program where the named executive officers are rewarded for improved results for shareholders. As a result, at the time of the fiscal 2013 grants, it was the Compensation Committee’s intention that, beginning in fiscal 2013 and going forward, the Compensation Committee would make equity grants to the named executive officers once every three years.

In fiscal 2014, the Compensation Committee, in consultation with the Hay Group and the Company’s management, reevaluated the fiscal 2013 equity grants and determined that the likelihood of the Company attaining the performance metrics required for the performance-based vesting restricted stock awards to vest was not probable. To ensure that our executives are incentivized to achieve or exceed financial and other performance targets that our Board believes will contribute to increased shareholder value, the Compensation Committee determined in the first quarter of fiscal 2015 to make additional grants of time-based vesting restricted stock awards and performance-based vesting restricted stock awards to each of our named executive officers other than Mr. C. Pappas and Mr. J. Pappas, who were not granted any equity awards in light of their existing significant holdings of our common stock. These awards were market-driven based on peer group data, survey information, and input from the Company’s Compensation Committee. Once the level of compensation was determined, it was decided that a high percentage of the awards for the named executive officers should be performance-based, as those individuals typically have a greater opportunity to more directly impact the results of the Company’s business. Accordingly, the Compensation Committee determined to weight 70% of the equity grants to each of Messrs. Austin and Aldous and Ms. Lecouras in fiscal 2015 as performance-based vesting restricted stock awards to motivate the executives to achieve our corporate objectives and enhance shareholder value. The remaining 30% was granted in time-based vesting restricted stock awards to support retention objectives.

Mr. Austin, Mr. Aldous and Ms. Lecouras each received his or her fiscal 2015 equity-based awards in the first quarter of fiscal 2015, which awards were issued under the 2011 Incentive Plan. Each individual received an amount of shares equal in value to $100,000 as of the grant date. Each of Mr. Austin, Mr. Aldous and Ms. Lecouras received 1,435 shares of time-based vesting restricted stock, representing 30% of his or her total fiscal 2015 equity-based award. The time-based vesting restricted stock vests in equal one-fourth increments as of the first through fourth anniversary dates of the grant date.

Each of Mr. Austin, Mr. Aldous and Ms. Lecouras also received 3,348 shares of performance-based vesting restricted stock, representing 70% of his or her total fiscal 2015 equity-based award. The number of shares of performance-based vesting restricted stock eligible to vest was based upon the Company’s achievement of certain modified pro forma EPS performance targets for the 2015 fiscal year, adjusted to exclude expenses related to asset write-downs, litigation judgments or settlements, business acquisitions (including legal, due diligence and integration costs as well as transaction bonuses), stock compensation and certain other expenses that were not expected to be recurring. Performance-based restricted stock awarded in fiscal 2015 is either not earned, earned at 50% of the target award or earned at 100% of the target award; there is no upside above target payout and no interpolation/pro ration between levels of performance. The applicable modified pro forma EPS goals are set forth below:

Modified Pro Forma EPS Performance	% of Target Award Earned
$0.73 or greater	100%
$0.63 to $0.72	50%
Less than $0.63	0%

Following the end of the 2015 fiscal year, the Compensation Committee determined the extent to which such performance targets were achieved and, based on such determination, the number of shares of performance-based vesting restricted stock eligible to vest. The Company’s modified pro forma EPS for 2015 was $0.77, which resulted in 100% of the target award being earned, but subject to vesting; 25% of the target award was considered vested as of the determination date, and the remainder of the target award will vest in 25% increments on the first through third anniversary dates of the determination date, subject to the executive’s continued service with the Company.

Final Determination of Fiscal 2013 Performance-Based Vesting Restricted Stock Awards

In fiscal 2013, the Compensation Committee granted the named executive officers (other than Messrs. C. Pappas and J. Pappas) performance-based vesting restricted stock awards. Mr. Austin’s award was equal to 180% of his 2013 annual base salary, while each of Mr. Aldous and Ms. Lecouras received a number of shares of performance-based vesting restricted stock equal to 120% of his or her 2013 annual base salary. The performance-based vesting restricted stock provided for vesting in one-third increments each year based upon the Company’s achievement of certain modified pro forma EPS performance targets for the 2013, 2014 and 2015 fiscal years. Additionally, to encourage the long-term growth of the Company, vesting of the performance-based restricted stock was cumulative, such that should the restrictions with respect to shares of performance-based restricted stock not lapse for a particular performance period because the Company’s modified pro forma EPS for the fiscal year applicable to that performance period was not met, the restrictions with respect to those shares of performance-based restricted stock would lapse if the Company’s modified pro forma EPS for any subsequent fiscal year within the three-year performance period equaled or exceeded the target amount associated with that fiscal year.

The modified pro forma EPS targets for fiscal 2013, 2014 and 2015 were $0.95, $1.02 and $1.10, respectively. Because our modified pro forma EPS for each of the three fiscal years was below the targeted amount, the forfeiture restrictions on the performance-based vesting restricted stock grants did not lapse, and the awards were canceled by the Compensation Committee without payment during the first quarter of fiscal 2016.

Retirement Plans and Other Benefits.

We believe that an important aspect of attracting and retaining qualified individuals to serve as executive officers involves providing health and welfare benefits as well as methods for those individuals to save for retirement. Accordingly, we provide our named executive officers with the following benefits:

●	Health Insurance. We provide each of our named executive officers and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees. We pay both our portion and the executive’s portion of the premiums for these benefits.

●	Disability Insurance. We provide each of our named executive officers with short-term disability insurance.

●	Life Insurance. For each of our named executive officers, we pay the premiums for life insurance in an amount equal to their annual base salary, up to $300,000.

●	Retirement Benefits. We do not provide pension arrangements or post-retirement health coverage for our named executive officers or employees; however, our named executive officers and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We make matching contributions for each of our employees, including our named executive officers, in an amount equal to 50% of any employee contributions up to 6% of the employee’s salary, with a maximum matching contribution of $2,500.

●	Nonqualified Deferred Compensation. We do not currently provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.

Employment Agreements, Offer Letters and Severance Benefits

Christopher Pappas’s Employment Agreement.

We entered into an employment agreement with Christopher Pappas on August 2, 2011, immediately prior to the consummation of our IPO. Mr. C. Pappas’s employment agreement has a three-year term and provides for the automatic extension of the term for successive one-year terms unless either party to the agreement elects not to renew the agreement at least 60 days prior to the end of the term. The agreement provides for an annual base salary of $750,000, an annual cash bonus opportunity to be determined by the Board (or a committee thereof) and the right to participate in our equity-based incentive plans. Additionally, the agreement provides for four weeks of paid vacation annually, a monthly car allowance of $2,000 and participation in our employee benefit plans and programs for salaried employees to the extent permissible under such plans or programs.

The agreement also provides for severance benefits if Mr. C. Pappas is terminated by us without cause, pursuant to which he would receive the continued payment of base salary for one year from the date of termination and the right to receive any bonus that has been earned but remains unpaid on the date of termination; provided, however, that any severance or benefits payable to Mr. C. Pappas in the event of a change in control of the Company shall be determined in accordance with the Executive Change in Control (“CIC”) Plan. Mr. C. Pappas’s employment agreement also includes a non-competition and non-solicitation provision, pursuant to which Mr. C. Pappas agrees, among other things, that for one year following the termination of his employment with us, he will not (i) compete with us or our subsidiaries; (ii) induce a customer or supplier of ours to cease doing business with us; or (iii) induce an employee of ours to leave our employ. For purposes of Mr. C. Pappas’s employment agreement, “cause” is defined as (i) engaging in willful misconduct that is injurious to our company or our affiliates or (ii) the embezzlement or misappropriation of our, or our affiliates’, funds or property; however, that no act, or failure to act, is to be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of our company.

John Pappas’s Employment Agreement.

We entered into an employment agreement with John Pappas on January 12, 2012. Mr. J. Pappas’s employment agreement has a three-year term and provides for the automatic extension of the term for successive one-year terms unless either party to the agreement elects not to renew the agreement at least 60 days prior to the end of the term. The agreement provides for an annual base salary of $250,000 (increased to $350,000 in February 2015), an annual cash bonus opportunity to be determined by the Board (or a committee thereof) and the right to participate in our equity-based incentive plans. Additionally, the agreement provides for four weeks of paid vacation annually, a monthly car allowance of $2,000 and participation in our employee benefit plans and programs for salaried employees to the extent permissible under such plans or programs.

The agreement also provides for severance benefits if Mr. J. Pappas is terminated by us without cause, pursuant to which he would receive the continued payment of base salary for one year from the date of termination and the right to receive any bonus that has been earned but remains unpaid on the date of termination; provided, however, that any severance or benefits payable to Mr. J. Pappas in the event of a change in control of the Company shall be determined in accordance with the Executive CIC Plan. Mr. J. Pappas’s employment agreement also includes a non-competition and non-solicitation provision identical to the corresponding provision in the employment agreement with Mr. C. Pappas. For purposes of Mr. J. Pappas’s employment agreement, “cause” is defined in the same manner as in the employment agreement with Mr. C. Pappas.

Offer Letters and Other Severance Benefits.

John Austin

The terms of John Austin’s employment are described in an offer letter dated May 29, 2012 provided to him by the Company. This offer letter sets forth that Mr. Austin’s employment with the Company is at-will and either party can terminate the relationship at any time with or without “cause” and with or without notice. Pursuant to the terms of the offer letter, Mr. Austin received the following compensation and benefits: (i) an annual base salary of $290,000 (subject to adjustment in the discretion of the Compensation Committee or the Board), which subsequently has been increased, most recently to $350,000 in February 2015; (ii) participation in an annual cash incentive program; (iii) participation in the Company’s 2011 Incentive Plan; (iv) temporary travel, living and relocation expense reimbursement; (v) eligibility to participate in all employee benefit plans or programs of the Company available to salaried employees and/or executive officers; and (vi) four weeks of vacation annually. Additionally, pursuant to the terms of Mr. Austin’s offer letter and a time-based vesting restricted share award agreement entered into between Mr. Austin and us, Mr. Austin received a one-time sign-on bonus equal to 100,000 restricted shares of the Company’s common stock, which will vest in equal one-fifth increments as of the first through fifth anniversary dates of the commencement of Mr. Austin’s employment with us.

If the Company terminates Mr. Austin’s employment without “cause” (as defined in the offer letter), Mr. Austin will be entitled to receive his then current base salary for a period of twelve months following such termination, provided that any severance or benefits payable to Mr. Austin in the event that his employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan) or by Mr. Austin for “good reason” (as defined in the Executive CIC Plan) within two years following a change in control of the Company shall be determined in accordance with the Executive CIC Plan.

Alexandros Aldous

The terms of Alexandros Aldous’s employment are described in an offer letter dated February 11, 2011, provided to him by the Company. This offer letter has no specific term and provides that Mr. Aldous is an at-will employee. Mr. Aldous’s annual base salary under the offer letter was $155,000, and his base salary subsequently has been increased several times, most recently to $300,000 in February 2015. Under his offer letter, Mr. Aldous was initially eligible to participate in our annual, performance-based cash incentive program at a target of 25% of his annual base salary. The Compensation Committee subsequently increased his target under the annual, performance-based cash incentive program to 35% of his annual base salary for fiscal 2012, and then further increased the target to 50% of his annual base salary starting in fiscal 2013.

In August 2014, Mr. Aldous entered into a severance agreement with the Company whereby Mr. Aldous is entitled to receive an amount equal to twelve months of his base salary as in effect as of the date of the severance agreement or on the effective date of his termination, whichever is greater, following the Company’s termination of his employment without “cause” (as defined in the severance agreement), provided that any severance or benefits payable to Mr. Aldous in the event that his employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan) or by Mr. Aldous for “good reason” (as defined in the Executive CIC Plan) within two years following a change in control of the Company shall be determined in accordance with the Executive CIC Plan.

Patricia Lecouras

The terms of Patricia Lecouras’s employment are described in an offer letter dated January 1, 2007, provided to her by the Company. This offer letter has no specific term and provides that Ms. Lecouras is an at-will employee. Ms. Lecouras’s annual base salary under the offer letter was initially $200,000 and subsequently has been increased several times, most recently to $250,000 in February 2015. Ms. Lecouras is eligible to participate in our annual performance-based cash incentive program at a target of 50% of her annual base salary. Ms. Lecouras’s offer letter also provides that she is entitled to receive her base salary for a period of twelve months following her termination by us without “cause” (as defined in the offer letter), provided that any severance or benefits payable to Ms. Lecouras in the event that her employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan) or by Ms. Lecouras for “good reason” (as defined in the Executive CIC Plan) within two years following a change in control of the Company shall be determined in accordance with the Executive CIC Plan.

Executive Change in Control Plan

In August 2014, upon approval and recommendation by the Compensation Committee, the Board approved and adopted The Chefs’ Warehouse, Inc. Executive Change in Control Plan (the “Executive CIC Plan”) for certain senior executives of the Company, including the named executive officers. Under the Executive CIC Plan, if during the two years following a “change in control” of the Company (as defined in the Executive CIC Plan), a named executive officer’s employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan), or the named executive resigns for “good reason” (as defined in the Executive CIC Plan), then the named executive officer will be entitled to the following:

●	a cash amount equal to the named executive officer’s base salary multiplied by an applicable severance multiple (3x for Mr. C. Pappas and 2x for other named executive officers);

●	a cash amount equal to the named executive officer’s reference bonus (generally, the average of the annual bonuses earned for the two calendar years immediately preceding the change in control) multiplied by the same severance multiple that applies to base salary;

●	if the termination of employment occurs during the calendar year in which the change in control occurs, a prorated target annual bonus for the year of termination, and if the termination of employment occurs in a calendar year following the calendar year in which the change in control occurs, a prorated annual bonus for the year of termination paid at the same time and in the same form as annual bonuses are paid to active employees generally based on actual performance in respect of the performance year, with all individual performance goals deemed attained at 100%; and

●	a lump-sum cash payment in lieu of benefits continuation.

If any payments or benefits provided to a named executive officer pursuant to the Executive CIC Plan would trigger the payment of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax imposed by state or local law, the named executive officer will receive (i) the full payment or (ii) a payment reduced to the minimum amount necessary to avoid any such excise tax, whichever amount is greater on a post-tax basis. In no event is the Company responsible to gross-up or indemnify any named executive officer for excise taxes paid or reductions to payments and benefits received to avoid such excise taxes. The amounts payable under the Executive CIC Plan to each named executive officer are set forth in greater detail and quantified in the section captioned “COMPENSATION—Change in Control and Termination Pay Tables” below.

Our executive officers generally have long tenure with the Company and have provided the vision and leadership that have built the Company into the successful enterprise that it is today. The Compensation Committee believes that the interests of shareholders are best served by ensuring that the interests of our senior management are aligned with those of our shareholders. Change in control benefits are intended to eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in shareholders’ best interests. The security of competitive change in control arrangements serves to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which the Company requires focused and thoughtful leadership to ensure a successful outcome. Accordingly, the Executive CIC Plan was adopted to provide the “double trigger” severance benefits described above to the covered executives in the event of their termination under certain circumstances following a change in control. “Double trigger” benefits also require that two events occur in order for severance to be paid—a change in control followed by the executive’s involuntary termination of employment. The Compensation Committee believes a “double trigger” severance benefit provision is most appropriate, as it provides an incentive for greater continuity in management following a change in control.

The Compensation Committee reviewed the Executive CIC Plan with the assistance of the Hay Group to evaluate its effectiveness and competitiveness. This review resulted in the plan design described above. The amounts payable under the Executive CIC Plan to each named executive officer and under various other termination scenarios are set forth in greater detail within the section captioned “COMPENSATION—Change in Control and Termination Pay Tables” below.

2016 Compensation of Named Executive Officers

For fiscal 2016, the annual base salaries of our named executive officers were adjusted as shown in the following table. These increases to the base salary are based on market increases, peer group comparisons and individual performance in fiscal 2015.

Name	2016 Base Salary	Increase from 2015
Christopher Pappas	$795,000	6%
John Pappas	$395,000	13%
John Austin	$375,000	7%
Alexandros Aldous	$325,000	8%
Patricia Lecouras	$265,000	6%

Each of our named executive officers will also be eligible to receive performance-based cash incentive payments in the first quarter of 2017 under our 2016 Cash Incentive Plan (the “2016 Plan”) upon the Company’s achievement of performance targets related to our fiscal 2016 revenues and AEBITDA, and, in the case of Mr. Austin, Mr. Aldous and Ms. Lecouras, upon the individual’s achievement of certain individual performance goals. The bonus for Mr. C. Pappas and Mr. J. Pappas under the 2016 Plan will be determined entirely based on the attainment of the corporate goals (revenues and AEBITDA); the bonus for our other named executive officers will be determined 75% based on the attainment of the corporate goals and 25% based on the attainment of individual performance goals, subject to the achievement of a separate, minimum AEBITDA threshold. The corporate goals will be equally weighted. The revenue and AEBITDA targets will be adjusted to reflect new acquisitions and give effect to the other exclusions and adjustments specifically identified in the 2016 Plan. The AEBITDA target will exclude certain one-time costs (including asset write-downs, litigation judgments or settlements, and expenses related to the consummation and integration of business acquisitions, among others). The payout range for awards under our 2016 Plan, expressed as a percentage of target, is 0% to 150% with respect to the corporate goals and 0% to 100% with respect to individual goals. For corporate goals, below-threshold performance on either financial measure (revenues or AEBITDA) will limit the payout for the other measure to 100% of target.

In the first quarter of 2016, the Compensation Committee, consistent fiscal 2015, made ordinary course long-term incentive awards consisting of time-based restricted stock and performance-based restricted stock to our named executive officers other than Mr. C. Pappas and Mr. J. Pappas. For 2016, the two forms of award were weighted equally. As was the case with fiscal 2015 awards, performance-based restricted stock will be earned based on the achievement of an earnings per share target for the year of grant, and earned shares will thereafter vest on the first four anniversaries of the grant date. Fiscal 2016 performance-based restricted stock may be earned at a maximum rate of 150% of the target award, an increase from the maximum rate of 100% for the fiscal 2015 awards, to incentivize outperformance of targets. All equity incentive awards granted in 2016 contain “double trigger” change in control provisions, so that in the event of a change in control vesting of the award is accelerated only if the executive experiences an involuntary termination of employment “without cause” or resigns for “good reason”. If a change in control occurs during the performance period for performance-based restricted stock, the award will be converted to time-based restricted stock based on target.

In the first quarter of 2016, the Compensation Committee also introduced a new performance-based program consisting of price-based stock options that were awarded to each of our named executive officers. These awards were intended to further the alignment of the interests of our named executive officers and our shareholders by providing for conditions to exercise that will be satisfied only if our shareholders experience significant growth in our share price following the grant date. In particular, price-based stock options are eligible for vesting only upon our achievement of a $30 stock price hurdle (based on 20-consecutive trading day average) at any point during the four-year period beginning with the grant date; in addition, awards may not vest before the third anniversary of grant. After vesting based on the service and stock price requirements, price-based stock options may be exercised at any time during the option’s 10-year term and have value to the executive only if the fair market value of our common stock at the time of exercise is greater than the exercise price, which is equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant ($20.23). Thus, achievement of the $30 target does not guarantee a minimum exercise value if the stock price subsequently declines.

Tax and Accounting Implications

Deductibility of Executive Compensation.

Our Compensation Committee considers the accounting and tax treatment of executive compensation in determining the amount and form of compensation that we pay our named executive officers. For instance, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which generally disallows tax deductions to public companies for certain compensation in excess of $1,000,000 that is paid in any one tax year to our named executive officers (other than the chief financial officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements defined by the IRS. Annual incentive awards, stock option awards and performance-based restricted stock awards generally are performance-based compensation meeting those requirements and, as such, are expected to be fully deductible, but no assurance can be given that any such compensation will in fact be fully deductible under all circumstances. The Compensation Committee balances the desirability to qualify for such deductibility with the Company’s need to maintain flexibility in compensating executive officers in a manner designed to promote its corporate goals and compensation objectives. As a result, the Compensation Committee may elect to provide compensation that is not deductible in order to achieve these goals and objectives.

Accounting for Equity-Based Compensation.

Accounting rules require that we expense equity-based compensation awards, including awards under the 2011 Incentive Plan.

CEO Stock Ownership Guidelines

To instill an ownership culture, our Board requires that our chief executive officer own shares of our common stock with a value equal to at least six times his annual salary. Our chief executive officer, Mr. C. Pappas, satisfies this requirement.

Clawback

Participants in our 2015 Plan are required, at the Company’s request, to return to the Company all or a portion of any awards paid to the participant pursuant to the 2015 Plan based upon financial information or performance metrics later found to be materially inaccurate. The amount to be recovered shall equal the excess amount paid out over the amount that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made. A similar requirement is included in our 2016 Plan.

The Company established this policy prior to the passage of the Dodd-Frank Act, which establishes new requirements for such policies. Upon issuance by the SEC of final implementing regulations for the Dodd-Frank Act’s requirements, the Company will make any changes to its existing policy as may be required to comply with those regulations.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K. Based on our review and discussions with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 25, 2015.

The Chefs’ Warehouse, Inc.
Compensation Committee

Alan Guarino (chairman)
John A. Couri
Joseph Cugine

The foregoing Report of the Compensation Committee shall not be considered soliciting material, nor shall it be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, regardless of any general incorporation language in such filing.

Summary Compensation Table – Fiscal Years 2013-2015

The table below summarizes the compensation paid or accrued by us during the fiscal years indicated for our chief executive officer, chief financial officer, and each of our next three highest paid executive officers whose total compensation exceeded $100,000 for the 2015 fiscal year.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)		BONUS ($)		STOCK AWARDS ($)(1)		NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	ALL OTHER COMPENSATION ($)(3)	TOTAL ($)
Christopher Pappas	2015	749,992	(6)	1,000,000	(7)	—		365,250	23,975	2,139,217
Chief Executive Officer	2014	749,986	(5)	—		—		530,625	40,205	1,320,816
	2013	749,986		—		—		475,875	42,872	1,268,733
John Pappas (4)	2015	332,692	(6)	350,000	(7)	—		175,000	23,725	881,417
Vice Chairman	2014	250,000	(5)	—		—		176,875	38,167	465,042
John Austin	2015	342,905		50,000		600,000	(8)	98,438	11,638	1,102,981
Chief Financial Officer	2014	307,273	(5)	—		—		156,576	13,609	477,458
	2013	299,414		—		$674,992		174,573	93,097	1,242,076
Alexandros Aldous	2015	289,970		57,500		1,600,000	(8)(9)	37,500	6,991	1,991,961
General Counsel	2014	240,694		—		—		103,325	7,122	351,141
	2013	232,981		—		352,490		104,840	8,178	698,489
Patricia Lecouras	2015	248,624		31,250		200,000	(8)	31,250	7,230	518,354
Chief Human Resources Officer	2014 2013	240,694 235,000	(5)	— —		— 352,490		103,325 94,853	10,008 13,512	354,027 695,855

(1)	Reflects the grant date fair value of our awards to certain of our named executive officers of restricted shares of our common stock consistent with FASB Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“ASC Topic 718”). The grant date fair value for these awards of restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant (or the last day on which there was a closing market price of our common stock when grants were made on days when there was no trading in our common stock) and multiplying it by the number of shares awarded. The grant date fair value for awards of performance-based restricted stock reflects payouts at “target” levels of performance, which is the same as the “maximum” level of performance.
(2)	Amounts reflect those amounts earned by the named executive officer under our performance-based, annual cash incentive compensation program. For a description of this program, please see the information under the caption “Performance-Based, Annual Cash Incentive Compensation” within the section captioned “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis” above.
(3)	The following table breaks out the components of the “All Other Compensation” paid to our named executive officers in fiscal 2015:

NAME	MEDICAL, DENTAL AND VISION INSURANCE PREMIUMS (a)	LIFE INSURANCE PREMIUMS (b)	TAX REIMBUR SEMENT (c)	SHORT-TERM DISABILITY INSURANCE PREMIUMS (d)	401(k) PLAN MATCH (e)	AUTOMOBILE (g)	TOTAL
Christopher Pappas	$8,163	$468	$538	$306	$2,500	$12,000	$23,975
John Pappas	8,163	468	288	306	2,500	12,000	23,725
John Austin	8,076	468	288	306	2,500	—	11,638
Alexandros Aldous	3,604	468	113	306	2,500	—	6,991
Patricia Lecouras	3,604	390	430	306	2,500	—	7,230

(a)	This amount reflects each named executive officer’s portion of the premiums for such individual and his or her family’s medical, dental and vision insurance that we pay on such individual’s behalf. insurance that we pay on such individual’s behalf.
(c)	This amount reflects reimbursement taxes incurred by the executive on group term life insurance premium payments reported in column (b).
(d)	This amount reflects the premiums we pay for each named executive officer’s short-term disability insurance.
(e)	This amount reflects our matching contribution to each named executive officer’s 401(k) plan.
(f)	This amount reflects the incremental cost to the Company of the executives’ personal use of Company aircraft.
(g)	Mr. C. Pappas and Mr. J. Pappas each received a monthly car allowance of $1,000 during fiscal 2015.

(4)	Mr. J. Pappas was not a named executive officer during fiscal 2013. Therefore, only compensation for fiscal 2014 and 2015 are included in the summary compensation table.
(5)	The amount reported in the “Salary” column for each of Mr. C. Pappas, Mr. J. Pappas, Mr. Austin and Ms. Lecouras includes an amount of vacation pay earned but not used in fiscal 2013 and carried over to fiscal 2014 equal to approximately $14,423, $4,808, $2,378 and $2,793, respectively.
(6)	The amount reported in the “Salary” column for each of Mr. C. Pappas and Mr. J. Pappas includes an amount of vacation pay earned but not used in fiscal 2014 and carried over to fiscal 2015 equal to approximately $14,423 and $2,308, respectively.
(7)	Transaction bonus paid in cash upon successful completion of the Del Monte acquisition.
(8)	Includes a common stock award of, for Mr. Austin and Mr. Aldous, $500,000, and for Ms. Lecouras, $100,000, made upon successful completion of the Del Monte acquisition.
(9)	Includes a one-time grant of restricted stock valued at $1,000,000 that will vest in four annual installments on April 6 of 2016 through 2019.

2015 Grants of Plan-Based Awards

We granted no equity-based awards to our named executive officers in fiscal 2015. The following table provides information about plan-based awards granted to the named executive officers during the fiscal year ended December 25, 2015:

								All Other Stock Awards:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			Number of Shares of Stock or Units (4)	Grant Date Fair Value of Equity Awards (7)
Name	Grant Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum
Christopher Pappas	3/5/2015		750,000	1,500,000

John Pappas	3/5/2015		350,000	700,000

John Austin	3/5/2015		262,500	525,000
	3/6/2015					3,348	3,348		$70,000
	3/6/2015							1,435	$30,000
	4/6/2015							22,553	$500,000

Alexandros Aldous	3/5/2015		150,000	300,000
	3/6/2015					3,348	3,348		$70,000
	3/6/2015							1,435	$30,000
	4/6/2015							45,106	$1,000,000
	4/6/2015							22,553	$500,000

Patricia Lecouras	3/5/2015		125,000	250,000
	3/6/2015					3,348	3,348		$70,000
	3/6/2015							1,435	$30,000
	4/6/2015							4,511	$100,000

(1)	Represents the possible performance-based, cash incentive award payments pursuant to our 2015 Plan. For a description of the 2015 Plan and awards made pursuant thereto, see “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Components of Fiscal 2015 Compensation for Our Named Executive Officers – Performance-Based, Annual Cash Incentive Compensation” beginning on page 23 of this proxy statement, and for a description of the payments actually made pursuant to the 2015 Plan, see “EXECUTIVE COMPENSATION – Summary Compensation Table – Fiscal Years 2013-2015” beginning on page 35 of this proxy statement.
(2)	There were no threshold payouts under the 2015 Plan, as the possible performance-based, cash incentive award payments under the 2015 Plan were to be paid on a sliding scale basis from $0 up to a certain percentage of a named executive officer’s fiscal 2015 annual base salary based on our achievement of certain revenue or AEBITDA targets. These sliding scale payments and the related revenue and AEBITDA targets are described more fully under “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Components of Fiscal 2015 Compensation for Our Named Executive Officers – Performance-Based, Annual Cash Incentive Compensation” beginning on page 23 of this proxy statement.

Outstanding Equity Awards at 2015 Fiscal Year End

The table below summarizes the amount of unvested time-based vesting and performance-based vesting restricted stock awards granted for each named executive officer as of December 25, 2015. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date. We have not issued stock options to any of our named executive officers. For additional information on our equity awards, see “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Components of Fiscal 2015 Compensation for Our Named Executive Officers – Long-Term Equity Compensation” on page 27 of this proxy statement.

	STOCK AWARDS
NAME	TYPE OF STOCK	NUMBER OF SHARES OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Christopher Pappas	N/A	N/A		N/A	N/A	N/A
John Pappas	N/A	N/A		N/A	N/A	N/A
John Austin	Restricted Stock	48,290	(2)	$838,797	N/A	N/A
Alexandros Aldous	Restricted Stock	52,134	(3)	$905,568	N/A	N/A
Patricia Lecouras	Restricted Stock	7,326	(4)	$127,252	N/A	N/A

(1)	The value presented in the table is equal to the product of the number of shares that had not vested as of the last trading day of fiscal 2015 (December 24, 2015), which was $17.37.
(2)	Includes (i) 44,942 shares of time-based vesting restricted stock which were unvested at the end of fiscal 2015 and (ii) 3,348 shares of performance-based restricted stock awarded in fiscal 2015 and for which the performance condition was satisfied based on fiscal 2015 performance but which remained subject to a time-based vesting condition at the end of fiscal 2015. The total does not include 34,861 shares of performance-based restricted stock awarded in fiscal 2013 as to which the performance conditions were not satisfied at the end of fiscal 2015. Of the 44,492 shares of time-based vesting restricted stock: 602 shares will vest on January 12, 2016; 20,000 shares will vest on each of July 1, 2016, and July 1, 2017; 2,905 shares will vest on January 21, 2016; and the remaining 1,435 shares will vest in four annual installments on March 6 of 2016 through 2019. The 3,348 shares of performance restricted stock will vest in four annual installments beginning with the determination date during the first quarter of fiscal 2016 and on the first three anniversaries thereof.
(3)	Includes (i) 48,786 shares of time-based vesting restricted stock which were unvested at the end of fiscal 2015 and (ii) 3,348 shares of performance-based restricted stock awarded in fiscal 2015 and for which the performance condition was satisfied based on fiscal 2015 performance but which remained subject to a time-based vesting condition at the end of fiscal 2015. The total does not include 18,205 shares of performance-based restricted stock awarded in fiscal 2013 as to which the performance conditions were not satisfied at the end of fiscal 2015. Of the 48,786 shares of time-based vesting restricted stock: 728 shares will vest on January 12, 2016; 1,517 shares will vest on January 21, 2016; 1,435 shares will vest in four annual installments on March 6 of 2016 through 2019; and the remaining 45,106 shares will vest in four annual installments on April 6 of 2016 through 2019. The 3,348 shares of performance restricted stock will vest in four annual installments beginning with the determination date during the first quarter of fiscal 2016 and on the first three anniversaries thereof.

(4)	Includes (i) 3,978 shares of time-based vesting restricted stock which were unvested at the end of fiscal 2015 and (ii) 3,348 shares of performance-based restricted stock awarded in fiscal 2015 and for which the performance condition was satisfied based on fiscal 2015 performance but which remained subject to a time-based vesting condition at the end of fiscal 2015. The total does not include 18,205 shares of performance-based restricted stock awarded in fiscal 2013 as to which the performance conditions were not satisfied at the end of fiscal 2015. Of the 3,978 shares of time-based vesting restricted stock: 1,027 shares will vest on January 12, 2016; 1,516 shares will vest on January 21, 2016; and the remaining 1,435 shares will vest in four annual installments on March 6 of 2016 through 2019. The 3,348 shares of performance restricted stock will vest in four annual installments beginning with the determination date during the first quarter of fiscal 2016 and on the first three anniversaries thereof.

2015 Stock Vested Table

The following table sets forth certain information with respect to the number of shares of restricted stock that our named executive officers received upon vesting in fiscal 2015:

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING
Christopher Pappas	N/A	N/A
John Pappas	N/A	N/A
John Austin(1)	23,507	$506,515
Alexandros Aldous(2)	2,245	$50,167
Patricia Lecouras(3)	2,543	$56,542

(1)	Of Mr. Austin’s 23,507 shares of restricted stock which vested in fiscal 2015: (i) 603 shares vested on January 12, 2015; (ii) 2,904 shares vested on January 21, 2015; and (iii) 20,000 shares vested on July 1, 2015. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $21.40 (January 12, 2015), $22.80 (January 21, 2015) and $21.37 (July 1, 2015).
(2)	Of Mr. Aldous’s 2,245 shares of restricted stock which vested in fiscal 2015, 729 shares vested on January 12, 2015 and, 1,516 shares vested on January 21, 2015. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $21.40 (January 12, 2015) and $22.80 (January 21, 2015).
(3)	Of the 2,543 shares of restricted stock of Ms. Lecouras which vested in fiscal 2015, 1,027 shares vested on January 12, 2015, and 1,516 shares vested on January 21, 2015. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $21.40 (January 12, 2015) and $22.80 (January 21, 2015).

Potential Payments upon Termination or Change in Control

The table below reports the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment and in certain situations following a change in control of the Company. The amounts shown in the table below reflect the assumption that the named executive officer’s termination of employment was effective as of December 25, 2015, and that the executive was employed through such date. The columns for amounts due upon a change in control or upon certain terminations following a change in control reflect the assumption that the change in control occurred and, if applicable, the executive experienced a termination of employment as of December 25, 2015. Amounts listed represent the incremental amounts due to the named executive officers beyond what they would have received without, as applicable, a termination of employment or change in control. Thus, amounts earned under the 2015 Cash Incentive Plan, which were earned as of the end of fiscal 2015, are not duplicated in the table. All amounts shown are estimates of the amounts which would be paid out to the executives. The actual amounts to be paid out can only be determined at the time of the relevant triggering event.

For purposes of the table, the value attributed to acceleration of the vesting of restricted stock awards is based on the closing price of our common stock on the last trading day of fiscal 2015 (December 24, 2015), which was $17.37.

EXECUTIVE BENEFITS AND PAYMENTS UPON SEPARATION	INVOLUNTARY NOT-FOR-CAUSE TERMINATION ON 12/25/2015		DISABILITY ON 12/25/2015	DEATH ON 12/25/2015	CHANGE IN CONTROL ON 12/25/2015 (1)	TERMINATION BY EXECUTIVE FOR GOOD REASON OR BY THE COMPANY WITHOUT CAUSE DURING THE TWO-YEAR PERIOD FOLLOWING A CHANGE IN CONTROL ON 12/25/15(2)
Christopher Pappas

Acceleration of Vesting of Restricted Stock	—		—	—	—	—

Cash Severance Payment	$750,000	(3)	—	—	—	$3,759,750

Total	$750,000		—	—	—	$3,759,750

John Pappas

Acceleration of Vesting of Restricted Stock	—		—	—	—	—

Cash Severance Payment	$350,000	(3)	—	—	—	$1,035,475

Total	$350,000		—	—	—	$1,035,475

John Austin

Acceleration of Vesting of Restricted Stock	$694,800	(4)	$1,444,333	$1,444,333	$1,444,333	1,444,333	(8)

Cash Severance Payment	$350,000	(5)	—	—	—	$1,031,149

Total	$1,044,800		$1,444,444	$1,444,333	$1,444,333	$2,475,482

Alexandros Aldous

Acceleration of Vesting of Restricted Stock	$783,491	(6)	$1,221,788	$1,221,788	$1,221,788	1,221,788	(8)

Cash Severance Payment	$300,000	(7)	—	—	—	$808,165

Total	$1,083,491		$1,221,788	$1,221,788	$1,221,788	$2,029,953

Patricia Lecouras

Acceleration of Vesting of Restricted Stock	—		$443,473	$443,473	$443,473	443,473	(8)

Cash Severance Payment	$250,000	(8)	—	—	—	$698,178

Total	$250,000		$443,473	$443,473	$443,473	$1,141,651

(1)	Amounts in this column assume the individual’s awards of time-based vesting and performance-based vesting restricted shares of our common stock are not assumed in the change in control transaction and therefore vested immediately prior to the change in control transaction. If awards are assumed by the successor entity in the change in control, awards will vest if within one year following the change in control the executive terminates employment by reason of death, disability, normal or early retirement, for “good reason” by the executive or involuntary termination for any reason other than “cause”. Thus amounts in this column would also apply if the individual’s time-based vesting and performance-based vesting restricted shares are assumed in the change in control transaction and the individual’s employment terminated for any of the foregoing reasons as of December 25, 2015.
(2)	As discussed in “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Employment Agreements, Offer Letters and Severance Benefits—Offer Letters and Other Severance Benefits—Executive Change in Control Plan” the severance benefit due in connection with a resignation by the individual for “good reason” or termination by the Company without “cause” (as such terms are defined in the Executive CIC Plan) during the two-year period following a change in control is a multiple of the individual’s base salary and reference bonus (average of the annual bonuses paid to the executive for the two calendar years immediately preceding the change in control). The multiple for Mr. C. Pappas is 3x, and the multiple for the other named executive officers is 2x. For purposes of the table, annual bonuses paid for 2013 and 2014 were used to calculate the reference bonus. In addition, under the Executive CIC Plan, amounts are reduced in the event that the individual would be subject to excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax imposed by state or local law, but only where the after-tax payments received by the individual would be greater than the after-tax payments without regard to such reduction. The total amounts payable above have been calculated assuming no reduction would apply to avoid excise taxes under Section 4999 or state or local law.
(3)	Pursuant to our employment agreements with each of Christopher Pappas and John Pappas, if such named executive officer is terminated by us without “cause” (as that term is defined in his employment agreement), he is entitled to receive an amount equal to his annual base salary, payable for a period of one (1) year from the date of his termination and on the same terms and with the same frequency as his annual base salary was paid prior to such termination.
(4)	Represents the acceleration of vesting of the remaining unvested shares of restricted stock granted to Mr. Austin as a one-time sign-on bonus pursuant to the terms of his offer letter and a time-based vesting restricted share award agreement between Mr. Austin and us.
(5)	Mr. Austin is entitled to receive his base salary for twelve months following our termination of his employment without “cause” (as that term is defined in his offer letter).
(6)	The vesting of a special award of 45,106 shares of restricted stock made to Mr. Aldous during fiscal 2015 would accelerate if we were to terminate Mr. Aldous’s employment without cause.
(7)	Mr. Aldous is entitled to receive an amount equal to twelve months of his base salary as in effect as of the date of his severance agreement or on the effective date of his termination, whichever is greater, following our termination of his employment without “cause” (as that term is defined in his severance agreement).
(7)	Ms. Lecouras is entitled to receive her base salary for twelve months following our termination of her employment without “cause” (as that term is defined in her offer letter).
(8)	Amounts assume the individual’s awards of time-based vesting and performance-based vesting restricted shares of our common stock were assumed in the change in control transaction and were accelerated in connection with the executive’s termination without “cause” or resignation for “good reason” as of December 31, 2015.

Director Compensation

Pursuant to our Corporate Governance Guidelines, the Board is responsible for setting the compensation of its independent directors. For fiscal 2015 we paid our non-employee directors a retainer of $75,000, consisting of a mix of $25,000 in cash, paid in quarterly installments on the first day of each fiscal quarter, and $50,000 in time-based vesting restricted stock, which will vest at our 2016 annual meeting of stockholders. In fiscal 2015, we did not pay directors for attending meetings of the Board or its committees, but we did pay directors for committee membership and chairmanship and reimbursed our independent directors for their expenses incurred in attending Board and committee meetings. Our directors receive retainers for their participation as members of committees of the Board equal to $8,000 for Audit Committee membership, $5,000 for Compensation Committee membership and $4,000 for Nominating and Corporate Governance Committee membership. Directors who serve as a chairman of a committee of the Board receive retainers equal to $15,000 for the Audit Committee chairmanship, $10,000 for the Compensation Committee chairmanship, and $7,500 for the Nominating and Corporate Governance Committee chairmanship.

The table below summarizes the compensation paid by us to our directors for the 2015 fiscal year:

2015 DIRECTOR COMPENSATION TABLE

	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (2)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Christopher Pappas (1)	—	—	—	—
John Pappas (1)	—	—	—	—
John DeBenedetti (1)	—	—	—	—
Dominick Cerbone	$48,000	$49,995	—	$97,995
John A. Couri	41,525	49,995	—	91,520
Joseph Cugine	38,000	49,995	—	87,995
Alan Guarino	44,000	49,995	—	93,995
Stephen Hanson	37,000	49,995	—	86,995
Katherine Oliver	4,223	25,977	—	30,200

(1)	These individuals did not receive any compensation for their service as a director, and they have no outstanding options or stock awards as of the end of fiscal 2015.
(2)	Each of these restricted stock awards was unvested as of the end of fiscal 2015, and they will each vest at the 2016 Annual Meeting. Consistent with ASC Topic 718, the amounts in the table reflect the grant date fair value of our awards to each of our directors, other than Messrs. C. Pappas, J. Pappas, J. DeBenedetti and Ms. K. Oliver, of 2,501 restricted shares of our common stock on May 15, 2015, the date of our 2015 annual meeting of stockholders. The grant date fair value for these awards of restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant, which was $19.99, and multiplying it by the number of shares awarded. Ms. Oliver received a prorated award of 1,436 shares restricted stock in connection with her election to the board on November 3, 2015. The grant date fair value for M. Oliver’s award of restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant, which was $18.09.

Director Stock Ownership Requirement

To further align the interests of the Board with the interests of the Company’s stockholders, the Company believes that its independent directors should be stockholders and have a significant personal financial stake in the Company. Accordingly, each independent director is required to own shares of the Company’s common stock valued at three times the director’s equity component of the then-current annual retainer. Each director has three years from the date of the director’s election to the Board to attain such level of stock ownership. After achieving the minimum level of stock ownership, ownership of the minimum amount must be maintained as long as the director remains on the Board. The Nominating and Corporate Governance Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. Until the stock ownership requirements are met, directors are required to retain the net number of shares of the Company’s common stock received by the directors pursuant to awards granted to the directors or exercised by the directors pursuant to the 2011 Incentive Plan.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016 and has recommended to the Board that this selection be submitted to our stockholders for ratification at the Annual Meeting. Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board, upon the recommendation of the Audit Committee, is submitting the selection of BDO USA, LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of BDO USA, LLP, the Audit Committee will reconsider the matter.

Representatives of BDO USA, LLP, which served as our independent registered public accounting firm for the fiscal year ended December 25, 2015, will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Board unanimously recommends that stockholders vote “FOR” ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for fiscal 2016. Proxies received by the Board will be voted “FOR” ratification of BDO USA, LLP unless a contrary choice is specified in the proxy.

Vote Required

An affirmative vote of a majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 2 is necessary to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016. Abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR Proposal 2.

Fees Paid to BDO USA, LLP

In addition to retaining BDO USA, LLP to audit our financial statements for fiscal 2015, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by BDO USA, LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2015	Fiscal 2014
Audit Fees	$824,289	$780,713
Audit-Related Fees	194,651	10,000
Tax Fees	8,940	—
All Other Fees	—	—
	$1,027,880	$790,713

Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports and services that are normally provided by BDO USA, LLP in connection with statutory and regulatory filings or engagements. Fees for audit services in fiscal 2015 include fees billed for the audit of our annual financial statements and fees related to BDO USA, LLP’s assessment of internal control over financial reporting. Fees for audit services in fiscal 2014 include fees billed for the audit of our annual financial statements, fees related to BDO USA, LLP’s assessment of internal control over financial reporting.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2015 and fiscal 2014, fees for audit-related services include fees billed for agreed upon procedures work performed in connection with the Company’s acquisitions and fees billed for professional services related to our public offering of common stock, including providing comfort letters and consents.

Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense and mergers and acquisitions.

All Other Fees consist of fees for services other than the services reported above. In fiscal 2015 and fiscal 2014, no services other than those discussed above were provided by BDO USA, LLP.

The Audit Committee has considered whether the provision of the non-audit services described above by BDO USA, LLP is compatible with maintaining auditor independence and determined that BDO USA, LLP’s provision of non-audit services did not compromise its independence as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit related services to be provided by the Company’s independent auditor regardless of amount. These services may include audit services, audit-related services, tax services and other related services. BDO USA, LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by BDO USA, LLP in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In fiscal 2015, all services provided by BDO USA, LLP were pre-approved by the Audit Committee in accordance with this policy.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and processes for monitoring compliance with laws and regulations. The Audit Committee is composed of “independent directors,” as defined in the NASDAQ Listing Rules, and acts under a written charter in compliance with the Sarbanes-Oxley Act of 2002 and other regulations adopted by the SEC and NASDAQ.

Audit Committee Disclosures

With respect to the fiscal year ended December 25, 2015, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.	The Audit Committee has discussed with its independent registered public accounting firm, BDO USA, LLP, the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2015, for filing with the SEC.

The Chefs’ Warehouse, Inc.
Audit Committee

Dominick Cerbone (chairman)
Joseph Cugine
Stephen Hanson

The foregoing Report of the Audit Committee shall not be considered soliciting material, nor shall it be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act or under the Exchange Act, regardless of any general incorporation language in such filing.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in this proxy statement under the caption “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis,” the Compensation Committee’s goal in setting executive compensation is to attract and retain highly-qualified executives by providing total compensation for each position that our board of directors and chief executive officer believe is competitive within our business sector. We also seek to provide appropriate incentives for our named executive officers to achieve performance metrics related to company-wide performance and the individual’s relevant performance goals. In applying these principles, we seek to integrate compensation with our short-and long-term strategic plans and to align the interests of our named executive officers with the long-term interests of our stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis contained in this proxy statement, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the summary compensation table set forth in “EXECUTIVE COMPENSATION—Summary Compensation Table—Fiscal Years 2013-2015” and other related compensation tables and narrative disclosure which describe the compensation of our named executive officers in fiscal 2015.

The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and in incentivizing performance that supports our short-and long-term strategic objectives and that the compensation of our named executive officers in fiscal 2015 reflects and supports these compensation policies and procedures.

As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. At our 2012 annual meeting, a majority of our stockholders voted, on a non-binding, advisory basis, to hold the “say-on-pay” advisory vote every year, and our Board subsequently determined that the Company will do so until the next required vote on the frequency of such “say-on-pay” advisory votes occurs. Accordingly, we will hold the next “say-on-pay” advisory vote at our 2016 annual meeting of stockholders. Although non-binding, the Board and the Compensation Committee will review the voting results of the “say-on-pay” advisory vote and take them into consideration when making future decisions regarding our executive compensation programs.

The Board unanimously recommends that stockholders vote “FOR” the non-binding, advisory vote on executive compensation. Proxies received by the Board will be voted “FOR” the non-binding, advisory vote on executive compensation unless a contrary choice is specified in the proxy.

Vote Required

An affirmative vote of a majority of the shares represented at the Annual Meeting (including by webcast) or by properly executed proxy and entitled to vote on Proposal 3 is necessary for approval. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR Proposal 3.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. To the Company’s knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company for the fiscal year ended December 25, 2015 pursuant to Rule 16a-3(e) of the Exchange Act and written representations from Reporting Persons that all required reports had been filed, the Company believes that all Reporting Persons filed the required reports on a timely basis, except that Frank O’Dowd had one late report for a January 2015 transaction relating to the surrender of stock back to the Company to cover withholding taxes on a release of restricted stock.

Stockholder Proposals for the 2017 Annual Meeting of Stockholders

The 2017 annual meeting of stockholders is expected to be held on May 19, 2017, although this date may change. Eligible stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2017 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. In order to be considered timely for inclusion in the Company’s proxy materials for the 2017 annual meeting of stockholders, stockholder proposals must be received by the Company at 100 East Ridge Road, Ridgefield, Connecticut 06877, addressed to the corporate secretary of the Company , not later than December 2, 2016. Eligible stockholders interested in submitting a matter to be brought before the Company’s 2017 annual meeting although not included in the Company’s proxy materials may do so by following the procedures prescribed in the Company’s Bylaws. In order for the proposal to be considered timely for the Company’s 2017 annual meeting, such stockholder proposal must be received by the Company at the address stated above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e., not earlier than January 13, 2017 and not later than February 13, 2017); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be so received not later than the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was first made, whichever occurs first.

The stockholder’s submission must include certain specified information concerning the proposal and the stockholder, including such stockholder’s ownership of our common stock. As we will not entertain any proposals at an annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING ON THE INTERNET THROUGH THE VIRTUAL WEB CONFERENCE. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE EITHER VIA THE INTERNET, OR BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD (IF RECEIVED BY MAIL) AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS OF RECORD OR BENEFICIAL STOCKHOLDERS NAMED AS PROXIES BY THEIR STOCKHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND CAST THEIR VOTES ELECTRONICALLY OVER THE INTERNET DURING THE MEETING.

By Order of the Board of Directors,

Christopher Pappas,
Chairman of the Board

April 1, 2016

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
THE CHEFS’ WAREHOUSE, INC. 100 EAST RIDGE ROAD RIDGEFIELD, CT 06877

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11 59 p.m Eastern Time on May 12, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/chef16 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E02978-P75460	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CHEFS’ WAREHOUSE, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	☐	☐	☐

Nominees:

01) Dominick Cerbone 06) Alan Guarino
02) John A- Coun 07) Stephen Hanson
03) Joseph Cugine 08) Kathenne Oliver
04) John DeBenedetti 09) Christopher Pappas
05) Steven F Goldstone 10) John Pappas

	The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

	2. To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016.					☐	☐	☐

	3. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement.					☐	☐	☐

4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com.

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E02979-P75460

THE CHEFS’ WAREHOUSE, INC. Annual Meeting of Stockholders May 13, 2016, 10:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christopher Pappas and John Austin, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of THE CHEFS’ WAREHOUSE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT, on May 13, 2016, online at www.virtualshareholdermeeting.com/chef 16, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” the election of the nominees listed on the reverse side for the Board of Directors and “FOR” Proposals 2 and 3. The proxies are also authorized to vote upon all matters as may properly come before the meeting, or any adjournment or postponement thereof, utilizing their own discretion.

Continued and to be signed on reverse side